As filed with the Securities and Exchange Commission on January 30, 2004

                                                    Registration No.
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                           Dwango North America Corp.
                 (Name of Small Business Issuer in Its Charter)

           Nevada                           4812                   84-1407365
(State or Other Jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer
Incorporation or Organization)    Classification Code Number)  Identification No.)

                             5847 San Felipe Street
                                   Suite 3220
                            Houston, Texas 77057-3000
                                 (713) 914-9600
          (Address and telephone number of principal executive offices and principal place of business)

                                 ---------------

                                Robert E. Huntley
                           Chairman, President and CEO
                           Dwango North America Corp.
                             5847 San Felipe Street
                                   Suite 3220
                            Houston, Texas 77057-3000
                                 (713) 914-9600
                (Name and telephone number of agent for service)

                                    Copy to:
                             Gary T. Moomjian, Esq.
                              Moomjian & Waite, LLP
                          500 North Broadway--Suite 142
                             Jericho, New York 11753
                                 (516) 937-5900

                                 ---------------

      Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
                                                                  Proposed           Proposed
                                                                   Maximum            Maximum          Amount Of
           Title Of Each Class Of               Amount to Be   Offering Price        Aggregate       Registration
       Securities To Be Registered (1)           Registered     Per Share (2)   Offering Price (2)        Fee
-----------------------------------------------------------------------------------------------------------------
Common Stock (3)                                   5,581,749        $1.30          $7,256,274          $  920
-----------------------------------------------------------------------------------------------------------------
Common Stock (4)                                      41,722        $1.30          $   54,239          $    7
-----------------------------------------------------------------------------------------------------------------
Common Stock (5)                                      83,444        $1.30          $  108,477          $   14
-----------------------------------------------------------------------------------------------------------------
Common Stock (6)                                   2,083,333        $1.30          $2,708,333          $  344
-----------------------------------------------------------------------------------------------------------------
Common Stock (7)                                   2,086,037        $1.30          $2,711,848          $  344
-----------------------------------------------------------------------------------------------------------------
Common Stock (8)                                     417,208        $1.30          $  542,370          $   69
-----------------------------------------------------------------------------------------------------------------
Common Stock (9)                                     250,000        $1.30          $  325,000          $   42
-----------------------------------------------------------------------------------------------------------------
Common Stock (10)                                     50,000        $1.30          $   65,000          $    9
-----------------------------------------------------------------------------------------------------------------
Common Stock (11)                                  1,802,043        $1.30          $2,342,656          $  297
-----------------------------------------------------------------------------------------------------------------
Common Stock (12)                                    708,333        $1.30          $  920,833          $  117
-----------------------------------------------------------------------------------------------------------------
Common Stock (13)                                    212,500        $1.30          $  276,250          $   35
-----------------------------------------------------------------------------------------------------------------
Common Sock (14)                                      10,284        $1.30          $   13,369          $    2
-----------------------------------------------------------------------------------------------------------------
Common Stock (15)                                    368,594        $1.30          $  479,172          $   61
-----------------------------------------------------------------------------------------------------------------
TOTAL                                                                                                  $2,261
-----------------------------------------------------------------------------------------------------------------

(1) All common stock share data set forth herein has been adjusted to reflect a 1-for-4.5 reverse stock split of the registrant's common stock approved by the registrant's stockholders and board of directors effective September 30, 2003.

(2) Estimated solely for purposes of calculating the registration fee, based on the average of the high and low prices for the registrant's common stock at $1.30 per share as reported on the Over-the Counter Bulletin Board on January 26, 2004, in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended.

(3) Relates to the resale of shares of common stock previously issued by the registrant.

(4) Relates to the resale of shares of common stock issuable upon the exercise of warrants acquired by a selling securityholder in August 2002.

(5) Relates to the resale of shares of common stock issuable upon the exercise of warrants issued to HCFP/Brenner Securities, LLC and RG Securities, LLC and their designees for acting as placement agent for a private placement completed by the registrant in October 2002.

(6) Relates to the resale of shares of common stock issuable upon conversion of the registrant's 8% senior convertible promissory notes due 2006 acquired by the selling securityholders in a private placement completed by the registrant in September 2003.

(7) Relates to the resale of shares of common stock issuable upon the exercise of warrants acquired by the selling securityholders in the September 2003 private placement.

(8) Relates to the resale of shares of common stock issuable upon the exercise of warrants issued to HCFP/Brenner Securities, LLC and RG Securities, LLC for acting as the placement agent in connection with the September 2003 private placement.

(9) Relates to the resale of shares of common stock issuable upon the exercise of warrants acquired by a selling securityholder in a private placement completed by the registrant in December 2003.

(10) Relates to the resale of shares of common stock issuable upon the exercise of warrants issued to HCFP/Brenner Securities, LLC and RG Securities, LLC for acting as placement agent in connection with the December 2003 private placement.

(11) Relates to the resale of shares of common stock issuable upon conversion of the registrant's 9% senior convertible note due 2007 acquired by a selling securityholder in a private placement completed by the registrant in January 2004. 385,376 of such shares have been registered in connection with possible interest payments.

(12) Relates to the resale of shares of common stock issuable upon the exercise of warrants acquired by a selling securityholder in the January 2004 private placement.

(13) Relates to the resale of shares of common stock issuable upon the exercise of warrants issued to HCFP/Brenner Securities, LLC and RG Securities, LLC for acting as placement agent in connection with the January 2004 private placement.

(14) Relates to the resale of shares of common stock issuable upon exercise of warrants issued to HCFP/Brenner Securities, LLC and RG Securities, LLC.

(15) Relates to the resale of shares of common stock issuable upon exercise of warrants issued to our chairman, president and chief executive officer and an outside director in connection with the conversion of advances to our company by such individuals to common stock and warrants.

      Pursuant to Rule 416 of the Securities Act of 1933, this registration statement also relates to such additional indeterminate number of shares of common stock as may become issuable by reason of stock splits, dividends, antidilution adjustments and similar adjustments in accordance with the provisions of the warrants, the 8% senior convertible promissory notes due 2006, and the 9% senior convertible notes due 2007.

      The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

--------------------------------------------------------------------------------
The information contained in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------
                  SUBJECT TO COMPLETION, DATED JANUARY 30, 2004

                             PRELIMINARY PROSPECTUS

                           DWANGO NORTH AMERICA CORP.

                        13,695,247 shares of common stock

      This prospectus relates to the resale of up to 13,695,247 shares of our common stock by the selling securityholders named in this prospectus from time to time. The shares of common stock offered for resale hereby consist of 5,581,749 shares of our common stock currently issued and outstanding, 2,083,333 shares of our common stock underlying 8% senior convertible promissory notes due 2006 issued by us, 1,802,043 shares of our common stock underlying a 9% senior convertible note due 2007 issued by us (including interest on such note), and 4,228,122 shares of our common stock issuable upon the exercise of warrants issued by us. The shares offered for resale hereby are 119% greater than the 6,241,800 shares of our common stock issued and outstanding as of January 27, 2004 and 1,974% greater than the 660,051 shares currently in the public float.

      We will not receive any of the proceeds from the sale of the shares of common stock, other than the exercise price, if any, to be received upon exercise of the warrants. We have agreed to bear all of the expenses in connection with the registration and sale of the shares, except for any applicable underwriting discounts, brokerage fees or commissions and transfer taxes, as well as the fees and disbursements of the selling securityholders' counsel and advisors.

      Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol DWGN. On January 26, 2004, the closing price of our common stock was $1.30 per share.

                            -----------------------

      THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. AMONG OTHER THINGS, WE ONLY HAVE SUFFICIENT CASH RESOURCES TO OPERATE OUR BUSINESS UNTIL APPROXIMATELY MARCH 30, 2004 AND WE RECEIVED AN OPINION FROM OUR INDEPENDENT AUDITORS WITH RESPECT TO OUR FINANCIAL STATEMENTS AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2002 WHICH CONTAINED AN EXPLANATORY PARAGRAPH DISCUSSING THE EXISTENCE OF SUBSTANTIAL DOUBT REGARDING OUR ABILITY TO CONTINUE AS A GOING CONCERN. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS" COMMENCING ON PAGE 4 FOR INFORMATION THAT SHOULD BE CONSIDERED IN DETERMINING WHETHER TO PURCHASE ANY OF THE SECURITIES.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -----------------------

               The date of this prospectus is ______________, 2004

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

      You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including the risk factors and the financial statements and related notes, included elsewhere in this prospectus.

      On September 29, 2003, we acquired substantially all of the outstanding securities of Dwango North America, Inc., a Texas corporation, pursuant to an exchange offer completed with the securityholders of Dwango North America, Inc. We are a Nevada corporation. Following the acquisition, although we maintained our corporate and legal identity, we changed our name from Woodland Hatchery, Inc. to Dwango North America Corp. Pursuant to the acquisition, Dwango North America, Inc. became a substantial majority-owned subsidiary of ours. It has since become a wholly-owned subsidiary. In that the securityholders of Dwango North America, Inc. acquired a majority of the voting securities of our company, Dwango North America, Inc. was deemed to be the accounting acquiror. Unless the context otherwise requires, references in this prospectus to our company for periods prior to September 29, 2003 are to Dwango North America, Inc.

      Our operations are conducted through Dwango North America, Inc. Unless the context otherwise requires, reference to our company and its operations include the operations of Dwango North America, Inc.

      In connection with the exchange offer, we effected a one-for-4.5 reverse stock split of our common stock. All common stock data set forth herein has been adjusted to reflect this reverse stock split.

                                  Our Business

      We develop and distribute wireless applications for users of next generation wireless devices. We currently distribute games that can be played on cell phones. We expect to introduce polyphonic musical ringtones and other entertainment content in the near future. We are an early entrant into this market in the United States, a market that we anticipate will grow rapidly. We currently distribute our content through agreements with wireless carriers and handset manufacturers. In addition to publishing our own content, we publish licensed content from third parties for distribution through our channels.

      Our principal executive office is located at 5847 San Felipe Street, Suite 3220, Houston, Texas 77057-3000. Our telephone number at that location is (713) 914-9600. Our internet address is www.dwango.com. The information contained on our website is not incorporated by reference in this prospectus and shall not be considered a part of this prospectus.

                                  The Offering

Shares offered:   13,695,247 shares of common stock to be offered by the selling securityholders as follows:

                        o     5,581,749 of which are currently issued;

                        o 2,083,333 of which will be issued upon conversion of our 8% senior convertible promissory notes due 2006;

                        o 1,802,043 of which will be issued upon conversion of our 9% senior convertible note due 2007 and in payment of interest on such note; and

                        o 4,228,122 of which will be issued upon exercise of our warrants.

Use of proceeds:  We will not receive any of the  proceeds  from the sale of the shares of common stock offered in this prospectus, other than the exercise price, if any, to be received upon exercise of the warrants.


                                       2
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          Summary Financial Information

      The following summary financial information has been derived from our financial statements as of and for the years ended December 31, 2001 and 2002 and as of and for the nine months ended September 30, 2002 and 2003. Our financial statements appear later in this prospectus, which should be read in conjunction with the related notes.

                                                      Year Ended               Nine-Month Period Ended
                                                      December 31                    September 30
                                               --------------------------    --------------------------
                                                  2001           2002           2002           2003
                                               -----------    -----------    -----------    -----------
Statement of operations data:
Revenue ....................................   $        --    $        --    $        --    $    10,000

Expenses:
         Research and development ..........            --             --             --         84,000
         General and administrative ........       196,000      1,213,000        728,000      2,453,000
                                               -----------    -----------    -----------    -----------

Operating loss .............................      (196,000)    (1,213,000)      (728,000)    (2,527,000)
Interest expense ...........................        10,000         57,000         51,000        247,000
                                               -----------    -----------    -----------    -----------

Net loss ...................................   $  (206,000)   $(1,270,000)   $  (779,000)    (2,774,000)
                                               ===========    ===========    ===========    ===========

Common share data:
         Basic and diluted loss per share ..   $     (0.06)   $     (0.33)   $     (0.21)   $     (0.57)
                                               ===========    ===========    ===========    ===========

Weighted average number of basic and diluted
common shares outstanding ..................     3,409,377      3,861,754      3,626,845      4,880,847
                                               ===========    ===========    ===========    ===========

                                             As of                  As of
                                        December 31, 2002     September 30, 2003
                                        -----------------     ------------------

Balance sheet data:
Current assets .....................        $332,000            $   157,000
Working capital (deficit) ..........          21,000               (337,000)
Total assets .......................         412,000                815,000
Convertible notes ..................              --                787,000(1)
Total liabilities ..................         311,000              1,281,000
Total stockholders' equity (deficit)         101,000               (466,000)

----------
(1)   Net of debt discount of $1,713,000.


                                       3
--------------------------------------------------------------------------------

                                  RISK FACTORS

      You should carefully consider the risks and uncertainties described below, as well as the discussion of risks and other information contained or incorporated by reference in this prospectus before deciding whether to invest in our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

      If any of the following risks actually occur, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock or warrants could decline and you may lose part or all of your investment.

      Our company was incorporated on May 16, 1997 in the State of Nevada. On September 29, 2003, we acquired Dwango North America, Inc., a Texas corporation, in a reverse acquisition. Our name was changed at the time of the acquisition from Woodland Hatchery, Inc. to Dwango North America Corp. In that the securityholders of Dwango North America, Inc. acquired a majority of the voting securities of our company, Dwango North America, Inc. was deemed to be the accounting acquiror. Accordingly, the financial results discussed in "Risk Factors" and throughout this prospectus prior to September 29, 2003 are those of Dwango North America, Inc., unless otherwise specified.

                         RISKS RELATING TO OUR BUSINESS

      WE HAVE A LIMITED OPERATING HISTORY, HAVE INCURRED LOSSES TO DATE, AND CANNOT GIVE ANY ASSURANCE THAT WE CAN EVER ATTAIN PROFITABILITY.

      We have a limited operating history in the wireless content market. We have generated nominal revenues to date. We cannot give any assurance that we will be able to generate or sustain meaningful revenues in the future. For the year ended December 31, 2002, we incurred a net loss of $1,270,000. For the nine months ended September 30, 2003, we incurred a net loss of $2,774,000. At September 30, 2003, we had an accumulated deficit of $(4,251,000). We expect to continue to incur losses for at least the next twelve months. We cannot give you any assurance that we will soon make a profit or that we will ever make a profit. To achieve profitability, we must, among other things, develop, market and sell substantially more of our products, hire and retain qualified and experienced employees, and be able to manage our expected growth. We may not be successful in these efforts.

      WE HAVE A NEED FOR SUBSTANTIAL ADDITIONAL FINANCING AND WILL HAVE TO SIGNIFICANTLY CURTAIL OR CEASE OPERATIONS IF WE ARE UNABLE TO SECURE SUCH FINANCING.

      At September 30, 2003, we had a negative working capital position of $337,000 and a negative stockholders equity of $466,000. Since September 30, 2003, we have raised gross proceeds of $2,000,000 from two recently completed private placements, the first consisting of common stock and warrants and the second consisting of 9% senior convertible notes due 2007 and warrants. In addition, our chairman, president and chief executive officer and one of our directors converted an aggregate of approximately $442,000 in advances made to us from October through December 2003 into common stock and warrants. At January 26, 2004, we had a cash position of $629,572. We require substantial additional financing to fund the cost of continued operating activities, which financing we intend to seek. If further funding is not obtained by March 30, 2004, we may be required to significantly curtail or cease operations. Further, if additional funds are raised by issuing equity securities, significant dilution to shareholders may occur and new investors may get rights that are preferential to current shareholders.

      THE MARKET FOR WIRELESS APPLICATIONS IS A DEVELOPING MARKET THAT REQUIRES FURTHER DEVELOPMENT TO SUPPORT MEANINGFUL REVENUES TO OUR COMPANY.

      The market for wireless applications is currently a minimal revenue generator in North America. It is an emerging market that is relatively new. Further development of this market is necessary to support meaningful levels of revenues for our company. The success of the applications we offer will depend upon, among other things, a high level of market acceptance of the current generation of advanced wireless handsets. We cannot give you any assurance that the market will develop as we anticipate. In addition, in view of the battery drain caused by the use of advanced wireless applications, the success of these applications may also depend upon the development of technology and/or cost effective products or accessories that extend the battery life of current wireless devices, for which there can be no assurance.

      We will incur operating expenses based largely on anticipated revenue trends that are difficult to predict. We plan to invest a significant amount of our resources to develop, market and support our products and services in advance of generating substantial revenues. We anticipate incurring substantial losses until such time, if ever, that substantial revenues are generated. Our success will depend on the market for our products developing sufficiently to support profitable operations, and our ability to commercialize our products and services in order to generate sufficient revenue from sales of these products and services to offset the expenses associated with developing, marketing and supporting them.

      THE ACCURACY OF OUR PROJECTIONS REGARDING OUR SUBSCRIBER BASE ARE CRITICAL TO OUR PROFITABILITY.

      We anticipate that our financial results in the near term will be principally driven by our ability to properly allocate our limited cash resources. The allocation of these resources must be coordinated with and take into account the projected rate of growth of our subscriber base and the pricing assumptions in our business model. Our management has made significant estimates regarding the anticipated growth of our subscriber base, taking into account many variables, certain of which are outside our control. Our business model requires expanding and improving our technological and other capabilities necessary in order to properly service anticipated increased usage by a growing subscriber base. If our subscriber base does not grow at projected rates, or our pricing assumptions are incorrect, then our up front expenses will exceed our revenues by amounts greater than currently anticipated, exacerbating projected losses and putting additional pressure on cash resources.

      WE ARE DEPENDENT UPON DWANGO JAPAN AND THE MAINTENANCE OF THE LICENSE AGREEMENTS THAT WE HAVE WITH DWANGO JAPAN.

      We anticipate that we will derive a portion of our revenues from the distribution of current and future applications developed utilizing the intellectual property of Dwango Co., Ltd., and will benefit from being associated with this company. Dwango Co., Ltd., which we sometimes refer to as Dwango Japan, is one of the leading developers of wireless entertainment and networking technology in Japan. Our chief executive officer, Robert E. Huntley, is a co-founder, former chairman of the board and currently a shareholder of Dwango Japan.

      We have a license agreement with Dwango Japan that provides us with a license, expiring in 2010, to use, market, sell and make products and services using Dwango Japan's current and future wireless technology in North America. In addition, a separate license agreement with Dwango Japan provides us with a license, expiring in 2027, to use, market, sell and make products and services using Dwango Japan's trademarks in North America. If we discontinue operation of our service for a continuous period of more than six consecutive months and the service is not restarted within 60 days after written notice from Dwango Japan, the licenses may be terminated by Dwango Japan. Upon termination of the licenses, we must cease use of the intellectual property granted to us by Dwango Japan under the licenses. We cannot give you any assurance that we can meet the requirements contained in the licenses.

      Although we have a license to use Dwango Japan's technology in North America, Dwango Japan may develop and/or provide to third parties certain of Dwango Japan's technology, but not content, so that such third parties can distribute such third parties' content on a global basis using Dwango Japan's technology, including distribution in North America. If a distribution is made by a third party in North America using Dwango Japan's technology, we will have the right in certain circumstances to share with Dwango Japan in the revenue generated from that distribution in North America on terms to be agreed upon by Dwango Japan and our company. We cannot give you any assurance that we will be successful in negotiating satisfactory revenue sharing agreements with Dwango Japan. In addition, to the extent these third parties distribute their content in North America, whether or not using Dwango Japan technology, we will be competing with such third parties.

      We are obligated to pay Dwango Japan a royalty for both the technology and trademark licenses. With respect to the trademark license, we must pay Dwango Japan 0.5% of our gross revenue (from wireless technology products) or $50,000 per year, whichever is greater. With respect to the technology license, we must pay Dwango Japan 2% of our gross revenue (from wireless technology products) or $50,000 per year, whichever is greater. If we are unable to meet our payment obligations, the licenses may be terminated by Dwango Japan.

      Due to our important contractual ties with Dwango Japan, and the benefits received from being associated with Dwango Japan, we would be significantly and adversely affected should Dwango Japan be unable to continue operations or otherwise perform its obligations to us, or if the licenses are terminated by Dwango Japan.

      OUR SUCCESS DEPENDS UPON ENTERING INTO DISTRIBUTION ARRANGEMENTS WITH MAJOR WIRELESS CARRIERS AND DEVELOPING AND MAINTAINING STRATEGIC RELATIONSHIPS WITH SUCH WIRELESS CARRIERS.

      Our strategy for pursuing a significant share of the emerging wireless content market in North America is dependent upon entering into distribution arrangements with major wireless carriers. We need to develop and maintain strategic relationships with these wireless carriers so that, among other things, we can obtain favorable treatment with respect to the timing and placement of our applications on the wireless handset download menus. In this respect, we have entered into agreements with AT&T Wireless, Verizon Wireless, T-Mobile USA, Cingular and Alltel which provide for the terms and conditions under which our applications may be made available to end-users of such carriers. Distribution agreements are also being pursued with Nextel, Sprint PCS and US Cellular. We are dependent upon the subsequent success of these wireless carriers in performing their responsibilities and sufficiently marketing our applications. We cannot give you any assurance that we will be able to negotiate, execute and maintain favorable agreements and relationships with wireless carriers, that the carriers with whom we have a contractual relationship will choose to utilize our applications or that such wireless carriers will be successful and/or will not pursue alternative technologies.

      OUR PERFORMANCE MAY BE DEPENDENT IN PART UPON OUR ABILITY TO TIMELY AND COST EFFICIENTLY PORT APPLICATIONS FROM THE JAPANESE DEVELOPMENT PLATFORM TO UNITED STATES STANDARDS.

      In order to distribute the applications we license from Dwango Japan, we must port the applications to United States software and hardware standards, including handsets, unless the handset on which the application will be distributed ships in North America with the Japanese development platform for which the content was developed. If we are unable to so port the applications in a timely and cost efficient manner, our business could be harmed.

      WE MAY BE UNABLE TO IMPLEMENT OUR ACQUISITION GROWTH STRATEGY, AND FAILURE TO MANAGE OUR ACQUISITION STRATEGY PROPERLY MAY HARM OUR BUSINESS.

      Our business strategy includes making strategic acquisitions of other companies. In April 2003, we executed a Letter of Intent to acquire Over-the-Air Wireless, Inc., a company engaged in the wireless ringtone business. The letter of intent is nonbinding. We cannot give you any assurance that the acquisition will be consummated. Our continued growth may depend on our ability to identify and acquire, on acceptable terms, companies that complement or enhance our business. The competition for acquisition candidates is intense and we expect this competition to increase. We can- not give you any assurance that we will identify and successfully compete for appropriate acquisition candidates or complete acquisitions at reasonable purchase prices, in a timely manner or at all. Further, we may not be able to realize the anticipated benefits of future acquisitions. In implementing our acquisition growth strategy, we may encounter:

      o     costs associated with incomplete or poorly implemented acquisitions;

      o expenses, delays and difficulties of integrating acquired companies into our existing organization;

      o     dilution of the interest of existing stockholders; and

      o     diversion of management's attention.

Any of these matters could harm our business.

      WE FACE SIGNIFICANT COMPETITION AND MAY BE UNABLE TO COMPETE SUCCESSFULLY.

      The market for wireless applications is extremely competitive. We expect our competition to intensify as competitors incorporate new features and expand and accelerate the release of new products and service offerings, and new competitors enter the market. The evolution of technology in the wireless market is rapid and we must adapt to remain competitive. We are aware of other companies that provide mobile applications. Many of these companies have substantially greater financial resources than us which could allow them to identify emerging trends more quickly and develop technology at a faster pace. We may not be able to compete successfully against current or future competitors and such competitive pressures could harm our business. Some of our competitors have already made significant progress in the market.

      WE MUST DEVELOP WIRELESS CONTENT AND RESPOND TO CHANGES IN TECHNOLOGY ON A TIMELY BASIS IN ORDER TO BE SUCCESSFUL.

      Our ability to design, develop, test and support, or obtain from third parties, new or enhanced content for wireless network technology on a timely basis to meet the changing needs of wireless phone users and respond to technological developments and evolving industry standards is critical to our future growth. We cannot give you any assurance that we will be able to identify emerging technologies which will gain widespread acceptance. If we invest substantial resources in acquiring, developing or implementing wireless content that does not become widely accepted or which is delayed in introduction, we may be unable to recoup our investment. We cannot give you any assurance that others will not develop technologies that achieve a greater market acceptance than ours, that render our services obsolete or that otherwise adversely affect our competitive position.

      IF WE ARE UNABLE TO MAINTAIN A PROMINENT POSITION ON APPLICATION DOWNLOAD MENUS, OUR BUSINESS COULD BE HARMED.

      We will need to continually develop new products in order to maintain a prominent position on the application download menus maintained by wireless carriers. Consumers are more likely to download newer applications that are higher up in the download menu. New applications are generally introduced onto the application download menus on a weekly basis, and older applications are pushed toward the bottom of the menu. If we are unable to maintain a prominent position on the download menus, our business could be harmed.

      THE  LIFE  CYCLE  OF OUR  PRODUCTS  MAY BE  SHORT,  WHICH  COULD  HARM OUR
BUSINESS.

      The emergence of new wireless products and technologies, changes in consumer preferences and other factors may limit the life cycle of our technologies and any future products and services that we develop. Our future performance will depend on our ability to identify emerging technological trends in the wireless content market, identify changing consumer needs, desires or tastes, develop and maintain competitive technology, including new product and service offerings, improve the performance, features and reliability of our products and services, particularly in response to technological changes and competitive offerings, and bring technology to the market quickly at cost-effective prices.

      OUR PERFORMANCE WILL DEPEND UPON OUR ABILITY TO DEVELOP OUR BRAND WITH CONSUMERS.

      In developing our brand, we will be dependent upon both the marketing performed by wireless carriers and our own marketing efforts. Currently, we have limited marketing capabilities. We will need to develop a marketing group with technical expertise to promote the development of our brand or retain an appropriate marketing firm. We cannot give you any assurance that we will have the financial resources needed to develop a marketing group or retain a marketing firm, or that any of the marketing efforts undertaken by us will be successful.

      OUR BUSINESS COULD BE HARMED IF WE FAIL TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS.

      Our business depends to a significant degree on licensed and internally developed content and technology. To protect our proprietary products we rely on a combination of patent, copyright, trademark and trade secret laws, as well as contractual provisions relating to confidentiality and related matters. We cannot assure you that our means of protecting our proprietary rights will be adequate or that competitors will not independently develop similar or superior technology.

      THE LOSS OF THE SERVICES OF OUR KEY MANAGEMENT WOULD LIKELY HARM OUR BUSINESS.

      Our success depends in large part upon the continued services and contributions of a small number of key management employees, including Robert E. Huntley, our chairman of the board, president and chief executive officer. The loss of the services of one or more of our key employees could harm our business. In addition, if one or more of our key employees resigns to join a competitor or to form a competitor, the loss of such employee(s) and any resulting loss of existing or potential customers to such competitor could harm our business. We currently do not have an employment agreement with Mr. Huntley.

      OUR BUSINESS MAY SUFFER IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED MANAGEMENT AND OTHER PERSONNEL.

      We currently have thirty-five full-time employees. Most of our present management has limited experience in managing a business as large as that currently contemplated by us. In order to meet our business objectives, we must hire appropriate management personnel, as well as additional technical personnel. We compete for such persons with other companies, some of which may have substantially greater capital resources and facilities than we do. We cannot give you any assurance that we will be successful in recruiting and retaining such personnel of the requisite caliber or in adequate numbers to enable us to conduct our business as proposed.

                       RISKS RELATING TO OUR COMMON STOCK

      A SIGNIFICANT NUMBER OF SHARES OF OUR COMMON STOCK WILL BECOME ELIGIBLE FOR SALE UPON THE EFFECTIVENESS OF THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS FORMS A PART.

      The shares offered for resale hereby are 119% greater than the 6,241,800 shares of our common stock issued and outstanding as of January 27, 2004 and 1,974% greater than the 660,051 shares currently in the public float. As there is currently a very limited amount of shares in the public float due to the restricted nature of a significant portion of the shares outstanding, and a significant number of shares will become saleable in the public market at the time the registration statement of which this prospectus forms a part becomes effective, the market price for our common stock could decrease significantly at such time and our ability to raise capital could be adversely affected.

      ROBERT E. HUNTLEY, OUR CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, HOLDS APPROXIMATELY 38% OF THE OUTSTANDING SHARES OF OUR COMMON STOCK.

      Robert E. Huntley, our chairman of the board, president and chief executive officer, presently owns 2,378,480 shares of our common stock, representing approximately 38% of our outstanding shares of common stock. Mr. Huntley also holds options and warrants to purchase an additional 1,357,001 shares of our common stock. Accordingly, Mr. Huntley has significant influence over the outcome of all matters submitted to the shareholders for approval, including the election of directors.

      WE DO NOT ANTICIPATE PAYING DIVIDENDS ON OUR COMMON STOCK.

      We have never paid dividends on our common stock and do not anticipate paying dividends in the foreseeable future. We intend to follow a policy of retaining all of our earnings, if any, to finance development and expansion of our business.

      THE POSSIBLE ISSUANCE OF SUBSTANTIAL AMOUNTS OF ADDITIONAL SHARES WITHOUT SHAREHOLDER APPROVAL MAY DILUTE THE PERCENTAGE OWNERSHIP OF OUR SHAREHOLDERS.

      There are 6,241,800 shares of our common stock outstanding and 10,010,737 shares of common stock issuable upon exercise or conversion of outstanding options, warrants and convertible notes. There are 50,000,000 shares of our common stock and 10,000,000 shares of our preferred stock authorized for issuance. All of our authorized shares in excess of those currently outstanding may be issued without any action or approval by our shareholders and may dilute the percentage ownership of our current shareholders.

      THERE IS A LIMITED PUBLIC MARKET FOR SHARES OF OUR COMMON STOCK.

      There is currently only a limited public market for our common stock on the Over-the-Counter Bulletin Board. The development of an active public trading market depends upon the existence of willing buyers and sellers that are able to sell their shares and market makers that are willing to make a market in the shares. Under these circumstances, the market bid and ask prices for the shares may be significantly influenced by the decisions of the market makers to buy or sell the shares for their own account, which may be critical for the establishment and maintenance of a liquid public market in our common stock. Market makers are not required to maintain a continuous two-sided market and are free to withdraw firm quotations at any time. We cannot give you any assurance that an active public trading market for the shares will develop or be sustained.

      THE PRICE OF OUR COMMON STOCK IS VOLATILE.

      The market for our common stock is highly volatile. The trading price of our common stock is subject to wide fluctuations in response to, among other things, quarterly variations in operating and financial results, announcements of technological innovations or new products by us or our competitors, changes in our revenues and revenue growth rate and general market conditions. In addition, statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to our market or relating to our company could result in an immediate and adverse effect on the market price of our common stock.

      OUR COMMON STOCK IS CONSIDERED TO BE A "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES.

      Our common stock is considered to be a "penny stock." The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on Nasdaq, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Prior to a transaction in a penny stock, a broker-dealer is required to:

      o deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market;

      o provide the customer with current bid and offer quotations for the penny stock;

      o explain the compensation of the broker-dealer and its salesperson in the transaction;

      o provide monthly account statements showing the market value of each penny stock held in the customer's account; and

      o make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

      These requirements may have the effect of reducing the level of trading activity in the secondary market for our stock and investors may find it more difficult to sell their shares.

                           FORWARD-LOOKING STATEMENTS

      Statements contained in this prospectus include "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the actual results, performance and achievements, whether expressed or implied by such forward-looking statements, not to occur or be realized. Such forward-looking statements generally are based upon our best estimates of future results, performance or achievement, based upon current conditions and the most recent results of operations. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of such terms or the negative of such terms. Potential risks and uncertainties include, among other things, such factors as:

      o     the market acceptance and amount of sales of our products,
      o     our expansion strategy,
      o     the competitive environment within the wireless industry,
      o     our ability to raise additional capital,
      o     our ability to attract and retain qualified personnel, and
      o the other factors and information disclosed and discussed under "Risk Factors" above.

Investors should carefully consider such risks, uncertainties and other information, disclosures and discussions which contain cautionary statements identifying important factors that could cause actual results to differ materially from those provided in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

      The proceeds from the sale of the shares of common stock by the selling securityholders will belong to the individual selling securityholders. We will not receive any of the proceeds from the sale of the shares other than with respect to the exercise price, if any, of the warrants.

                           PRICE RANGE OF COMMON STOCK

      Our common stock has been quoted on the Over-the-Counter Bulletin Board under the symbol "DWGN" since September 30, 2003. Prior to that time, beginning April 23, 2002 when our company was first listed on the Over-the-Counter Bulletin Board, our trading symbol was "WLDH" and the shares traded represented an interest in the former business of Woodland Hatchery, Inc. The volume of trading in our common stock has been limited during the period presented and the quotations provided reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The information provided below was obtained from Knobias.

      The following table sets forth the high and low closing bid prices for our common stock for the periods indicated as adjusted for the 1 for 4.5 reverse stock split effected September 30, 2003:

Quarter Ended                                           High                Low
-------------                                           ----                ---

June 30, 2002 (commencing May 28, 2002)........         1.58                .90
September 30, 2002.............................         1.13                .90
December 31, 2002..............................          .90                .90

March 31, 2003.................................         2.30                .90
June 30, 2003 .................................          .90                .90
September 30, 2003 ............................         1.15                .90
December 31, 2003 .............................         1.77               1.10

January 1, 2004 to January 28, 2004............         1.50               1.25

      As of January 27, 2004, we have approximately 94 record holders of our common stock.

                                 DIVIDEND POLICY

      We have never paid cash dividends on our capital stock and do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain any future earnings for reinvestment in our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other relevant factors.

                             SELECTED FINANCIAL DATA

      The following selected financial data has been derived from the financial statements of Dwango North America, Inc. from its inception until our acquisition of such company on September 29, 2003 and from our consolidated financial statements for periods presented following such acquisition. Our financial statements appear later in this prospectus, which should be read in conjunction with the related notes.

                                                                                                        November 20,
                                                                                                            2000
                                                Year Ended                     Nine-MonthPeriod          (Inception)
                                                December 31                   Ended September 30              to
                                         ---------------------------     ---------------------------     September 30,
                                            2001            2002            2002            2003             2003
                                         -----------     -----------     -----------     -----------     -------------
Statement of operations data:
Revenue .............................    $        --     $        --     $        --     $    10,000     $    10,000

Expenses:
     Research and development .......             --              --              --          84,000          84,000
     General and administrative......        196,000       1,213,000         728,000       2,453,000       3,863,000
                                         -----------     -----------     -----------     -----------     -----------

Operating loss ......................       (196,000)     (1,213,000)       (728,000)     (2,527,000)     (3,937,000)
Interest expense ....................         10,000          57,000          51,000         247,000         314,000
                                         -----------     -----------     -----------     -----------     -----------

Net loss ............................    $  (206,000)    $(1,270,000)    $  (779,000)    $(2,774,000)    $(4,251,000)
                                         ===========     ===========     ===========     ===========     ===========

Common share data:
   Basic and diluted loss per share .    $     (0.06)    $     (0.33)    $     (0.21)    $     (0.57)
                                         ===========     ===========     ===========     ===========

Weighted average number of basic
and diluted common shares outstanding      3,409,377       3,861,754       3,626,845       4,880,847
                                         ===========     ===========     ===========     ===========

                                         As of               As of
                                    December 31, 2002  September 30, 2003
                                    -----------------  ------------------
Balance sheet data:
Current assets .....................    $332,000         $   157,000
Working capital (deficit) ..........      21,000            (337,000)
Total assets .......................     412,000             815,000
Convertible notes ..................          --             787,000(1)
Total liabilities ..................     311,000           1,281,000
Total stockholders' equity (deficit)     101,000            (466,000)

----------
(1)   Net of debt discount of $1,713,000.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

OVERVIEW

      We are a development stage company founded to provide content, network technology and application publishing through North American wireless carriers. Since inception, we have not had any significant revenues.

      Effective August 14, 2002, we entered into exclusive license agreements with Dwango Japan which allow us to use Dwango Japan's current and future wireless intellectual property and trademarks, subject to certain conditions and limitations. Currently, the wireless intellectual property licensed from Dwango Japan consists primarily of games, a library of ringtones and other wireless device applications.

      We have recently significantly expanded our business. During the next twelve months, subject to the receipt of sufficient financing, we intend to continue expanding our business. We plan to develop and promote our own applications for the North American wireless market as well as applications based on the licensed technology and content from Dwango Japan and other third parties. In addition, as part of our expansion strategy, we intend to acquire businesses engaged in developing and marketing wireless technology and applications, including games and ringtones. As of September 30, 2003, we had 32 full-time employees. In connection with the expansion of our business, we anticipate that we will need to hire additional employees.

      We currently have agreements with AT&T Wireless, Verizon Wireless, T-Mobile USA, Alltel Communications, and Cingular Wireless which provide the terms and conditions under which our applications may be made available to the subscribers of such carriers. To date, we have released seven games on AT&T Wireless and three games on Verizon Wireless. We have also released certain of our games preloaded on certain wireless handsets pursuant to agreements we have with NEC America and Motorola. We anticipate introducing additional applications in the near future, including ringtones.

      Our company has not achieved a significant amount of revenues and is not profitable. We anticipate that we will continue to incur net losses for the foreseeable future. The extent of these losses will depend, in part, on the amount of growth in our revenues from consumer acceptance and use of our games and ringtones and the number of wireless mobile carriers who agree to carry our games and ringtones. As of September 30, 2003, we had an accumulated deficit of $4,251,000. We expect, subject to the receipt of sufficient financing, that our operating expenses will increase during the next several months, especially in the areas of product development and marketing. Thus, we will need to generate a significant amount of increased revenues to achieve profitability. We cannot give you any assurance that we can achieve or sustain profitability or that our operating losses will not increase in the future.

RELATIONSHIPS WITH WIRELESS CARRIERS AND HANDSET MANUFACTURERS

      We currently publish our content through agreements with two wireless carriers, Verizon Wireless and AT&T Wireless, and via preloaded game content on two handset manufacturers, NEC and Motorola. We are continually pursuing distribution agreements with the other major carriers. Since September 30, 2003, we have entered into agreements with T-Mobile USA, Inc., Cingular Wireless LLC and Alltel Communications, Inc. which set forth the terms and conditions under which our games may be made available to end-users of these wireless carriers. Accordingly, our company now has five wireless carrier relationships.

RELATIONSHIPS WITH CONTENT PROVIDERS AND NEW APPLICATION DEVELOPMENT

We have recently established relationships with leading global game studios, in addition to Dwango Japan, to produce original content and implement our global strategy. We recently completed the first internally produced and created game title, AquaX, which has been introduced through Verizon Wireless.

      We expect to launch our ringtone media service in the near future. In addition to our library of high quality polyphonic ringtones, we have completed our ringtone browser application, and the infrastructure for the distribution of ringtones in the North American market.

RESULTS OF OPERATIONS

      REVENUE. During the nine-month period ended September 30, 2003, revenues were $10,000. During 2002 and 2001 our company earned no revenues.

      Revenues resulted from the cumulative number of wireless applications developed by our company, available on Verizon Wireless and AT&T Wireless, and purchased by end-users. For the nine-month period ended September 30, 2003, a total of two applications were published on Verizon Wireless and three applications were published on AT&T Wireless. In the near future, subject to the receipt of adequate financing, we anticipate the number of applications to increase substantially.

      RESEARCH AND DEVELOPMENT EXPENSE. During the nine-month period ended September 30, 2003, we incurred research and development expenses of $84,000. These expenses consist principally of salaries and related expenses. During 2002 and 2001 we incurred no research and development expenses.

      The increase in research and development expenses relates to the development of games. R&D expenses are expected to continue as we develop in house games as an addition to our strategy of sourcing production from overseas developers as well as games and content from Dwango Japan.

      GENERAL AND ADMINISTRATIVE EXPENSE. During the nine-month period ended September 30, 2003, we incurred general and administrative expenses of
$2,453,000. During the comparable period in 2002, we incurred general and administrative expenses of $728,000. For the years ended December 31, 2002 and 2001, general and administrative expenses were $1,213,000 and $196,000, respectively.

      This increase in general and administrative expenses is due to our increased operations. We hired new employees in administration and incurred increased professional fees as a result of increased contract negotiations with mobile phone carriers as well as costs associated with the acquisition of Dwango North America, Inc. We anticipate that these expenses will continue to increase as we expand our business as contemplated.

      Interest Expense. During the nine-month period ended September 30, 2003, we incurred interest expense of $247,000. During the comparable period in 2002, we incurred interest expense of $51,000. For the years ended December 31, 2002 and 2001, interest expense was $57,000 and $10,000, respectively. This increase in interest expense is directly attributable to the issuance in 2003 of 8% senior convertible notes due 2006 to finance operations.

LIQUIDITY AND CAPITAL RESOURCES

      As of September 30, 2003, we had a cash balance of $123,000 and negative working capital of $(337,000). At January 26, 2004, we had a cash balance of $629,572. We anticipate that such funds will finance operations through March 30, 2004. If further funding is not obtained by such date, we may be required to curtail or cease operations. We have historically funded our operations primarily through the sale of our securities, including sales of common stock, convertible notes and warrants. In September 2003, we completed a $2,500,000 financing of senior convertible notes and warrants. From October through December, 2003, to fund operations, two individuals (the chairman, president and chief executive officer of our company and an outside director of our company) advanced the Company $392,000 and $50,000, respectively. In December 2003, we completed a private placement pursuant to which we sold 250,000 shares of common stock and warrants to purchase 250,000 shares of common stock with an exercise price of $1.20 per share to one investor for $300,000. In January 2004 we completed a private placement pursuant to which we sold to that same investor senior convertible notes and warrants for an aggregate purchase price of $1,700,000. The notes are convertible, and the warrants are exercisable, at $1.20 per share. Also in January 2004, our chairman, president and chief executive officer and the outside director that advanced funds to our company converted such advances into 326,927 and 41,667 shares of our common stock, respectively, and warrants to purchase 326,927 and 41,667 shares of our common stock, respectively, exercisable at $1.20 per share.

      We anticipate that we will continue to issue equity and/or debt securities as the primary source of liquidity until we generate positive cash flow from operations. We cannot give you any assurance that the necessary capital will be raised or that, if funds are raised, that it will be on favorable terms. Any future sales of securities to finance our company will dilute existing shareholders' ownership. Continuation as a going concern depends on our ability to obtain additional financing and ultimately to generate positive cash flow and attain profitability.

      Our board of directors is in the process of considering the possibility of closing our Houston office and performing executive and administrative functions from our Seattle office, which would effectuate cost savings for our company. If this occurs, this could result in the termination of employees and changes in responsibilities for certain members of management.

      During the nine-month period ended September 30, 2003, net cash used in operating activities totaled $2,132,000. During the comparable period in 2002, net cash used in operating activities totaled $710,000.

      During the nine-month period ended September 30, 2003, cash outflows from investing activities totaled $95,000. During the comparable period in 2002, cash outflows from investing activities totaled $4,000. The increase in investing activities is primarily related to the purchase of equipment.

      During the nine-month period ended September 30, 2003, cash inflows from financing activities totaled $2,057,000. During the comparable period in 2002, cash inflows from financing activities totaled $688,000.

      The success and growth of our business is dependent in large part on our ability to partner and develop relationships within the wireless industry. In order for us to execute on our business plan, we anticipate that this will require approximately $4,000,000 in additional funding within the next 12 months to complete the rollout of our operations in North America.

      The following table summarizes, as of September 30, 2003, our obligations and commitments to make future payments under debt and operating leases:

                                                     Payments Due By Period
                                                --------------------------------
                                                             Less Than    After
                                    Total        1 Year      1-3 Years   3-Years
                                  ----------    --------    ----------   -------

Long-Term Debt .................  $2,500,000    $     --    $2,500,000    $ --
Operating Leases ...............     351,000     135,000       216,000      --
                                  ----------    --------    ----------    ----

Total ..........................  $2,851,000    $135,000    $2,716,000    $ --
                                  ==========    ========    ==========    ====

Note: We have employment agreements with ten employees calling for aggregate annual salaries of $627,000. These are "at will" agreements that can be terminated with 30 days notice.

      Our outstanding long-term debt as of September 30, 2003 consists of senior subordinated convertible promissory notes. The promissory notes bear interest at the rate of 8% per annum. The principal balance of these notes, together with all interest accrued thereon, is due and payable on September 15, 2006.

CRITICAL ACCOUNTING POLICIES

      We account for software development costs in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. SFAS No. 86 specifies that costs incurred internally in creating a software product should be charged to expense when incurred as research and development costs until technological feasibility has been established for the product. Once technological feasibility is established, all development costs should be capitalized until the product is available for general release to customers. Judgment is required in determining when the technological feasibility of a product is established, in estimating the life of the product for which the capitalized costs will be amortized and in estimating if the carrying value of capitalized software costs is equal to or less than future operating profits from the associated products. To date, we have not capitalized any software development costs.

          Revenue earned from wireless applications is recognized upon delivery and acceptance by the end-user as a one-time purchase. We identify such delivery and acceptance and therefore accrue revenue based upon the occurrence of a download of an application. In 2004, we anticipate a monthly subscription revenue stream as well. Revenue reported by our company is net of all third-party platform and carrier distribution fees.

                                    BUSINESS

GENERAL

      We develop and distribute wireless applications for users of next generation wireless devices. We currently distribute games that can be played on cell phones. We expect to introduce polyphonic musical ringtones and other entertainment content in the near future. We are an early entrant into this market in the United States, a market that we anticipate will grow rapidly. We currently distribute our content through agreements with wireless carriers and handset manufacturers. In addition to publishing our own content, we publish licensed content from third parties for distribution through our channels.

      We have signed exclusive licensing agreements with Dwango Co., Ltd., whom we sometimes refer to as Dwango Japan, one of the leading developers of wireless entertainment and networking technology in Japan. These agreements permit us to use and exploit Dwango Japan's wireless intellectual property (including software, technology, content and trademarks) in the United States, Canada and Mexico, which we refer to as North America. Dwango Japan recently completed its initial public offering in Japan and is listed on the Tokyo Stock Exchange. We have the opportunity to adapt and implement both current and future Dwango Japan technology and content for use in North America. Dwango Japan has established itself as a leading entertainment content and network technology provider for NTT DoCoMo's i-mode(TM) service, the largest wireless data service in the world. Dwango Japan currently owns 542,624 shares of our common stock, representing 8.7% of our outstanding shares. We anticipate that we will benefit from our association with Dwango Japan. In late 2003, we also entered into a licensing agreement with Enorbus Technologies, a wireless entertainment services provider in China, with respect to the distribution by us of games owned or licensed by Enorbus.

      Robert E. Huntley, our founder, chairman of the board, president and chief executive officer, is also a founder, the former chairman of the board and remains a shareholder of Dwango Japan. He continued as an active director of Dwango Japan until he stepped down in December 2001 following the establishment of our company. We intend to utilize Dwango Japan's leadership position and proven wireless technology in the more mature Asian wireless market as a significant competitive advantage in the emerging North American market. We intend to publish game titles licensed from Dwango Japan and also anticipate that we will implement current and future wireless technologies and content developed by Dwango Japan. Additionally, we intend to pursue opportunities to develop and implement our own wireless portal and content for use in the North American wireless market, through internal development and strategic alliances. We also intend to publish game titles from other leading overseas wireless content developers.

      All of the major U.S. wireless carriers have recently launched their next generation of data services, known as "2.5G" and "3G." These new services allow for a significant expansion of options and features for wireless devices. We have entered into agreements with AT&T Wireless, Verizon Wireless, T-Mobile USA, Cingular and Alltel, which provide the terms and conditions under which our applications may be made available to end-users of those carriers. Relationships are also being pursued with other major wireless carriers, such as Nextel, Sprint PCS and US Cellular. Seven of our games, STAR EXCEED(TM), Star Diverson(TM), JumPuyon(TM), Bombt(TM), Slots by dwango, Black Jack by dwango and dwango Racing(TM) have launched with AT&T Wireless on various wireless handsets. Three of our games, STAR EXCEED(TM), dwango Racing(TM) and AquaX have launched with Verizon Wireless on various wireless handsets. In addition, we have an agreement with each of NEC America and Motorola, major international handset manufacturers, for distribution of our game content preloaded on certain of their next generation wireless handsets. In July 2003, the NEC 515 wireless handset was released with Star Diversion pre-loaded on the handset. Star Diversion was also pre-loaded on the NEC 525 handset. Motorola i730 handsets distributed through Bloomingdale's were pre-loaded with dwango Racing and Black Jack by dwango. We anticipate introducing additional applications in the near future, including ringtones.

      We operate three divisions: dwango wireless, dwango media and dwango studios.

      o dwango wireless: is our publishing division, and is responsible for maintaining distribution relationships with carriers and handset manufacturers;

      o dwango media: manages and creates media applications such as ringtones, graphic downloads and picture applications; and

      o dwango studios: is our the game studio that develops original game content, ports applications from Dwango Japan for use in the North American market and manages third party developers.

Although we have three divisions, we operate in one segment and do not account for each division separately. It is contemplated that in the future any related businesses that we form or acquire will be operated in separate divisions.

      Our company was incorporated in Nevada on May 16, 1997. On September 29, 2003, we acquired Dwango North America, Inc., which company was incorporated in Texas on November 20, 2000, by means of an exchange offer. Upon the closing of such exchange offer, Dwango North America, Inc. became a substantial majority-owned subsidiary of our company. It has since become a wholly-owned subsidiary. In that the securityholders of Dwango North America, Inc. acquired a majority of the voting securities of our company, Dwango North America, Inc. was deemed to be the accounting acquiror. Unless the context otherwise requires, references in this prospectus to our company for periods prior to September 29, 2003 are to Dwango North America, Inc.

      Our principal executive office is located at 5847 San Felipe Street, Suite 3220, Houston, Texas 77057. Our telephone number at such address is (713) 914-9600.

PRODUCTS AND SERVICES

      Games

      In order to distribute the games licensed from Dwango Japan, we must "port" the applications to United States standards for use in the North American market. Porting is a two-step process. First, the games must be translated from Japanese to English and any cultural modifications deemed necessary must be made. Second, the games must be taken off of the Japanese development platform, which in the case of NTT DoCoMo's imode service is known as DOJA, and modified for the development platforms used in the United States. Two such platforms which we are pursuing are J2ME (MIDP) and BREW. Games will be developed for use with either or both of these platforms depending upon the carrier for which the games are being ported. Porting from DOJA to BREW or J2ME (MIDP) is not necessary in all cases. For example, the NEC 515 wireless handset, which launched with AT&T Wireless in July 2003, has our content pre-loaded and ships in the United States with the Japanese DOJA platform. NEC is an active manufacturer of handsets in Japan.

      The games we will distribute fall into one of four categories: stand-alone games, turn-based network games, massively multiplayer games and browser-based network games. Stand-alone games are one-player games. Turn-based network games are games where the player competes against other players on the network and the game involves taking turns by the players. Massively multiplayer games are games where the player may compete with thousands of other players with an ongoing story line. Browser- based network games are multiplayer games where the players each play simultaneously, and game play is performed through the use of the phone's browser, rather than an application running on the phone itself. The following is a brief description of the games currently being distributed by us:

      STAR EXCEED(TM) is a standalone top down vertical scrolling shooting game. Players shoot enemy craft by using rapid-fire lasers or homing missiles. The game has a total of five stages, each getting progressively more difficult. A follow-up game to STAR EXCEED(TM), Star Diversion, is also a standalone top down vertical scrolling shooting game and is available for use on more robust handsets. The game play is similar to that of STAR EXCEED(TM).

      dwango Racing(TM) is a standalone top down vertical scrolling racing game. The player competes against one of eight rival cars to win the race and post the fastest lap time. The player can choose which car to use for the race, each of which has different handling, acceleration, top speed and grip. If the player wins the race, he or she is advanced to the next stage. There are a total of eight stages in the game.

      JumPuyon is a stand-alone side scrolling platform game. Players help the alien, Puyon, jump on platforms while avoiding obstacles to reach the top. The goal is to get Puyon back to his ship before it takes off. There are a total of five levels, each progressively more difficult.

      Bombt is a stand-alone puzzle game. Players must use color-coded bombs to eliminate like-colored blocks in order to clear the stage. A total of 40 levels get increasingly more complex.

      Black Jack by dwango and Slots by dwango are stand-alone games. They are based on the classic casino games. Players can accumulate and lose credits just like in the real games.

      AquaX is a stand-alone game where players race through the water doing barrel rolls and double flips on a personal watercraft. Players earn points for speed, difficulty of tricks or a combination of both in eighteen challenges set in six different locations.

      In addition to the games already released, we have five games that are ready for launch and we are in development for nine additional games. We anticipate that we will have released at least fifteen games, inclusive of currently released games, by the end of 2004.

      Ringtones

      We have a license from Dwango Japan that includes the North American distribution rights to approximately 1,200 high-quality ringtones appropriate for the U.S. market. These ringtones must be modified for use in the North American market. The required modification will depend upon the handset on which the ringtone will be carried. We also have our own catalog of ringtones, currently consisting of over 800 polyphonic ringtones. We currently hold necessary licenses from Sony, EMI, Warner/Chappel Hill, ASCAP, Harry Fox, BMI, Universal and BMG which are necessary for the distribution of ringtones and we have completed our ringtone application that will allow for downloading of our ringtones. Ringtones can be downloaded to cell phones for use as an alternative ring for incoming calls to the ringtones that come with a cell phone. Different ringtones can be used to identify different callers. We expect to release our catalog of ringtones during the first half of 2004 through one or more wireless carriers.

      Images

      We anticipate offering images for download in the near future. Images can be downloaded to cell phones as logos, which can be displayed on the main screen of a user's cell phone, calling group icons, which are displayed when a call is received by selected calling parties, picture messages, which can be sent to friends along with text, or screensavers.

DWANGO JAPAN LICENSES

      We entered into a Technology License Agreement and a Trademark License Agreement with Dwango Japan effective August 14, 2002. The Technology License Agreement allows us to use exclusively all wireless technology of Dwango Japan (including all wireless technology developed by Dwango Japan during the term of the license) in North America for a period of eight years. To maintain the right to use such technology we must pay to Dwango Japan a royalty equal to the greater of $50,000 per year or 2% of our annual gross revenue arising from wireless technology. Gross revenue not arising from wireless technology is not subject to this royalty.

      The Trademark License Agreement allows us to use exclusively the Dwango Japan trademarks, including the name "dwango," in North America for a period of 25 years. To maintain the right to use such trademarks, we must pay to Dwango Japan a royalty equal to the greater of $50,000 per year or 1/2 of 1% of our annual gross revenue arising from wireless technology. Gross revenue not arising from wireless technology is not subject to this royalty.

      The parties have recognized that Dwango Japan has previously entered into and may in the future enter into certain global transactions with independent third parties for the development of wireless technology. To account for this business reality (the possible use of Dwango Japan wireless technology, not content, in North America when distributed as part of a global distribution agreement) and recognizing that we have a license to the Dwango Japan wireless technology within North America, the parties have agreed that we will have the right in certain circumstances to share with Dwango Japan in the revenues generated from these global transactions to the extent that they result in revenue arising from and/or business opportunities within North America, on terms to be agreed between us and Dwango Japan.

      In connection with the execution of the Technology License Agreement and Trademark License Agreement, on August 14, 2002, Dwango Japan purchased shares of common stock of Dwango North America, Inc. for $400,000. Prior to that, in July 2002, Dwango Japan invested $100,000 in Dwango North America, Inc. in consideration for a one-year convertible note, bearing interest at 4% per annum. Such note was converted into shares of our common stock on July 7, 2003.

DISTRIBUTION

      In the later part of 2002, we entered into an agreement with AT&T Wireless which provides the terms and conditions under which our applications may be made available to AT&T Wireless subscribers. We are currently selling seven games through AT&T Wireless' m-Mode channel: STAR EXCEED(TM), Star Diversion(TM), JumPuyon(TM), Bombt(TM), Slots by dwango, Black Jack by dwango and dwango Racing(TM). Star Diversion is preloaded on the NEC 515 and 525 next generation wireless handsets sold by AT&T Wireless pursuant to an agreement we have with NEC America. This allows AT&T Wireless subscribers who purchase the NEC 515 or 525 wireless handset access to one free level of game play. The full version of the game is available for purchase with a one-time download fee. This type of channel distribution with upgrade billing from within the application represents a first-of-a-kind innovation in the North American wireless market. We also recently introduced dwango Arcade through AT&T Wireless, a subscription-based game series where subscribers are given access to four games for a monthly subscription fee. The Arcade currently consists of STAR EXCEEDTM, dwango RacingTM, JumPuyonTM, and Black Jack by dwango. It is anticipated that subscribers will be given access to two new games every month as long as they continue to subscribe to the Arcade.

      In May of 2002, we executed an agreement to become a certified BREW developer with Qualcomm. This agreement enables us to create and publish content on the BREW platform. BREW is the platform being used by Verizon Wireless for its data applications, including entertainment offerings. In October of 2002, we executed a BREW application license agreement with Verizon Wireless. The agreement gives us access to post for distribution BREW software applications to the online BREW catalog maintained by Qualcomm. These combined agreements give us a channel to publish content on Verizon Wireless' network. We successfully launched our first BREW application, STAR EXCEED(TM), on Verizon's Get-It-Now deck in May 2003 for the LG VX4400 handset and subsequently launched dwango Racing(TM) on such handset in August 2003. Both games have also launched on the LG VX6000 handset as well. Get-It-Now is Verizon's entertainment service and is available on BREW handsets.

      In October 2003 we entered into an agreement with T-Mobile USA, Inc., in December 2003 we entered into an agreement with Alltel Communications, Inc., and in January 2004 we entered into an agreement with Cingular Wireless LLC, each of which provide the terms and conditions under which our applications may be made available to the subscribers of such respective wireless carriers. We expect to release games through these carriers in the near future.

      We are also seeking to enter into agreements similar to those described above to make our content available to subscribers of other major carriers such as Nextel, Sprint PCS and US Cellular.

      Our content is initially being sold primarily using a download fee model, which is currently the prevailing model in the United States market. Under this model, a download fee is charged for each download of an application. The one-time fee is usually higher than in a subscription based model, where fees are charged on a monthly basis for access to content within the subscription package. When using the subscription model, the applications downloaded expire after a period of time so that they are no longer usable on the handset to which they were downloaded unless a renewal fee is paid. We recently launched our first subscription-based game series through AT&T Wireless. Four games were packaged as an arcade of games. It is anticipated that subscribers will be given access to two new games every month as long as they continue to subscribe to the arcade.

      Whether a download model or subscription model is used, the fees for downloading content may be collected by the carriers and then forwarded to us in what is known as a billing-on-behalf-of system, which is the current system employed by us. When games are sold through a carrier, the carrier is entitled to retain a fee. The development and implementation of billing-on-behalf-of systems enables wireless carriers to collect revenues for subsequent remittance to content providers. This model is critical to attract users who are comfortable paying for content as part of their regular wireless phone bill but who may be hesitant paying for content in an over-the-air credit card transaction.

MARKETS

      The United States wireless market is evolving to the next generation that allows carriers to provide data services in addition to voice services and generate revenue from those data services. We believe this will result in a market similar to the one that has developed in Japan, where NTT DoCoMo's i-mode(TM) data service has grown from the time of launch to over 31 million subscribers in three years, reaching over 40 million at the end of 2003.

      We believe that in the United States, a number of changes in the wireless market are driving the evolution to the next generation. These changes include the development of new handsets with higher resolution color screens, longer battery life and the ability to download and execute applications on the handset, the upgrade of wireless networks, the ability of wireless carriers to bill on behalf of application developers such as our company, and the development by companies such as our company of new wireless applications.

      According to a March 2003 Telecompetition, Inc. market study, the aggregate number of wireless subscribers in the United States represents approximately 50% of the residents in the United States. The number of such subscribers is expected to continue to grow. In-Stat/MDR, a market research company, has estimated that the wireless gaming market will grow to $2.8 billion worldwide by 2006. Frost & Sullivan, a company engaged in strategic market consulting and training, has stated that mobile gaming revenues could reach $12.8 billion worldwide by 2008.

      Our target market is youth, which is typically defined as consumers between the ages of 14 and 24 years old, and sometimes includes consumers through their late 20's. Wireless carriers, particularly in North America, are increasingly focusing on this segment as the most rapidly adopting segment with respect to the wireless content marketplace.

MARKETING AND SALES

      Our success in marketing and selling our applications will rely on product innovation (including freshness), placement in the upper tiers of the handset menus (making the applications easy to find), and distribution (the number of carriers that offer our products). In addition to marketing our products to wireless carriers, we also engage in marketing efforts toward end-user consumers. Marketing of the applications to consumers is performed through a combination of marketing by the wireless carriers of wireless content to their subscribers, direct consumer marketing efforts by our company, and the public relations efforts of our company. We also seek to gain exposure through industry trade shows, industry conference attendance, our website, and general industry exposure.

COMPETITION

      The market for wireless content is highly competitive. We are an early entrant into the wireless content market, and we expect that the competition will increase as the market grows. Many of our competitors have substantially greater financial resources than us, which may allow them to identify emerging trends more quickly and develop technology at a faster pace. We believe that the principal competitive factors are the quality of the content, including its freshness and innovative differentiation, relationships with wireless carriers, the ability to have the content placed in the upper tiers of the handset menus, and the number of carriers who offer the content. We believe that we compete, or will compete, favorably in these categories. We believe we have a unique competitive advantage in our ability to leverage the license for the Dwango Japan content and technology.

GOVERNMENT REGULATION

      We are not currently subject to direct federal, state, or local government regulation, other than regulations applicable to businesses generally. The telecommunications industry is subject to regulation by federal and state agencies, including the Federal Communications Commission, and various state public utility and service commissions. While such regulation does not necessarily affect us directly, the effects of these regulations on the wireless carriers that provide ours applications to their subscribers may, in turn, adversely affect our business, by, for example, increasing our costs or reducing our ability to continue selling our products.

INTELLECTUAL PROPERTY

      We  regard  our  patents,  copyrights,  servicemarks,   trademarks,  trade
secrets, proprietary technology and similar intellectual property, including that licensed from Dwango Japan, as critical to our success, and we rely on trademark and copyright law, trade secret protection and confidentiality and license agreements with our employees, customers, independent contractors, partners and others to protect our intellectual property rights. There can be no assurance that the steps we have taken to protect our proprietary rights will be adequate to prevent third parties from infringing or misappropriating our proprietary rights.

PROPERTIES

      We currently maintain our executive office at 5847 San Felipe Street, Suite 3220, Houston, Texas 77057-3000. dwango wireless and dwango media are located at 200 West Mercer Street, Suite 501, Seattle, Washington 98119, and dwango studios is located at 582 Market Street, Suite 1101, San Francisco, California 94104. The aggregate monthly rent for such space is approximately $12,200.

EMPLOYEES

      We currently have a total of thirty-five employees, all of whom work full-time. Nine of our employees are located at our Houston, Texas office, seven are located at our San Francisco office, and nineteen are located at our Seattle, Washington office. None of our employees are represented by unions and we are not aware of any activities seeking such organization. We consider our relations with its employees to be good.

LEGAL PROCEEDINGS

      We are not currently a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

      The following sets forth certain information regarding the directors and executive officers of our company. Each director holds office until the next annual meeting of the stockholders and until his successor has been duly elected and qualified. Each executive officer serves at the discretion of the board of directors of our company.

Name                          Age     Position
----                          ---     --------

Robert E. Huntley             45      Chairman, President and Chief Executive
                                        Officer
F. Conrad Hametner III        34      Chief Operating Officer
Jacques Faust                 42      Chief Financial Officer
Rick J. Hennessey             36      Director and Executive Vice President
Joseph Allen                  59      Director
L. Derrick Ashcroft           75      Director
Paul Eibeler                  48      Director
Jay F. Higgins                58      Director
Vishal Bhutani                29      Director

      ROBERT E. HUNTLEY founded our company in November 2000 and since inception has served as our Chairman, President and Chief Executive Officer. Prior to founding our company, in August 1997, he co-founded Dwango Co., Ltd., a leading developer of wireless content and networking technology in Japan. Mr. Huntley served as Chairman of Dwango Co., Ltd. until December 1999 when he relinquished his position and remained a director through December 2001. From August 1994 to October 1998, Mr. Huntley served as the Chairman, President and Chief Executive Officer of Interactive Visual Systems, Inc., a company that he founded which developed and operated online networking software and systems for interactive video game entertainment.

      F. CONRAD HAMETNER III joined our company in June 2001 and served as our Vice President of Business Development from June 2001 through April 2002, as our Senior Vice President of Business Development from April 2002 through July 2003, and as our Chief Operating Officer from July 2003 to the present. Mr. Hametner also served as the President of our wireless division from September 2002 to July 2003. Prior to joining our company, from November 1999 to June 2001, Mr. Hametner was President of Trip.net, a Texas-based application and internet service provider. Prior to that, from August 1997 to November 1999, he served as Vice President of Operations for Zakhem Investments America, a private investment group, where he oversaw the company's U.S. assets and portfolio companies.

      JACQUES FAUST joined our company in August 2003 as our Chief Financial Officer. Prior to such time, from December 2000 through July 2003, Mr. Faust was an independent consultant to various clients on financial and business operational issues. From June 2000 through November 2000, he was a Senior Director of Financial Business Operations and Sales Support for Cable & Wireless a-Services, a telecommunications company. From July 1997 through May 2000, Mr. Faust was the principal of Business Solutions, a consulting firm focused on providing financial and business operational consulting services. From July 1996 to July 1997, he was a Senior Consultant with KPMG. From June 1994 to June 1996, he was a Consultant with PricewaterhouseCoopers. He has been a CPA in Texas since 1986 and earned his MBA from the University of Chicago Graduate School of Business in 1994.

      RICK HENNESSEY joined our company in April 2003 as Vice President of Business Development of our dwango wireless division. Mr. Hennessey served as Vice President of Business Development of our wireless division from April 2003 until July 2003, at which time he became Executive Vice President of our company and President of the dwango wireless division. In January 2004, Mr. Hennessey was elected a director of our company. Mr. Hennessey co-founded OTA Wireless in June 2001 and has served as its Chief Executive Officer since such time. Prior to that, from January 1996 to December 2002, Mr. Hennessey was Chief Executive Officer of Eversio Technologies, a mobile enterprise solutions provider. From January 1996 to the present, Mr. Hennessey has served as Chairman of Eversio Technologies.

      JOSEPH ALLEN has been a director of our company since April 2002. Mr. Allen has served since 1981 as the Chairman and Chief Executive Officer of Allen & Caron Inc., a privately held investor relations agency which he founded. Mr. Allen was the Vice Chairman and a director of Surgilight Inc., a public company engaged in the development of lasers used for vision correction, from July 2001 to April 2003.

      L. DERRICK ASHCROFT has been a director of our company since November 2000. Mr. Ashcroft is currently an owner of the Flying X Ranch, a company engaged in the breeding of cattle. From 1990 through the present, Mr. Ashcroft has been a director of Tatatech, Inc. (India), a member of the Tata group of companies. Mr. Ashcroft previously served on the board of directors of the following public and private companies in the United States and abroad: Leasing Edge Corporation, Access West, Inc., Publistix, Inc., Boreham Services, Ltd.
(UK), Premier Laser Systems, and Westergaard.com, Inc. Mr. Ashcroft has served as President of AARK Enterprise, Inc., Senior Vice President of the Carteret Financial Group, Chairman of Ashcroft Rubin, Inc. and Chairman of Cardiopet, Inc.

      VISHAL BHUTANI has been a director of our company since January 2004. From August 2002 through the present, Mr. Bhutani has been the Head of Research for Alexandra Investment Management, LLC, the investment advisor for Alexandra Global Master Fund Ltd, an investor in our company. From March 2002 to August 2002, Mr. Bhutani was Vice President of Magten Asset Management, a company engaged in asset management. From August 2000 through March 2002, Mr. Bhutani was a Corporate Finance Specialist for McKinsey & Company, a management consulting firm. In 2000, Mr. Bhutani received his MBA in Finance from the NYU Stern School of Business.

      PAUL EIBELER has been a director of our company since August 2003. Mr. Eibeler is currently engaged in consulting for various business enterprises, including our company. From July 2000 through July 2003, Mr. Eibeler was the President of Take-Two Interactive Software, Inc., a developer, publisher and distributor of interactive game software. Mr. Eibeler was also a director of Take-Two Interactive from January 2001 through April 2003. From June 1997 through March 2000, Mr. Eibeler was Executive Vice President and General Manager of Acclaim North America, a company engaged in the development, publication, marketing and distribution of interactive entertainment software. Mr. Eibeler also was a consultant to Microsoft in connection with the development and launch of Microsoft's Xbox.

      JAY F. HIGGINS has been a director of our company since April 2002. Mr. Higgins has served since 1992 as the President and a managing partner of Cloverleaf Partners, a banking and financial advisory services firm which he founded. From May 2003 through the present, Mr. Higgins has also served as the Chairman of Bengal Partners, an NASD broker-dealer, and from June 1998 through May 1998, he was Vice Chairman of Bengal Partners. From 1970 through 1992, Mr. Higgins held various positions at Salomon Brothers, including Vice Chairman in charge of Worldwide Investment Banking. Mr. Higgins was a General Partner of Salomon Brothers from 1979 through 1992 and was named to the board of directors in 1986. Mr. Higgins graduated from Princeton University (AB) and The University of Chicago School of Business (MBA).

      Jay Higgins, Joseph Allen and L. Derek Ashcroft serve on the Audit Committee of the Board of Directors of our company. Mr. Higgins is the Chairman of such committee. The Audit Committee is responsible for overseeing management's conduct in the financial reporting process, including reviews of our company's annual, quarterly and other financial reports and its systems of internal accounting, bookkeeping, and financial controls. The Audit Committee is responsible for reviewing any non-audit services and special engagements to be performed by the independent auditors and considering the effect of such performance on the auditors' independence. The Audit Committee is also responsible for engaging and dismissing our company's independent certified public accountants. In discharging its oversight role, the Audit Committee is empowered to meet and discuss with our company's management and independent auditors the quality and accuracy of our accounting principles, the completeness and clarity of our financial disclosures and other significant decisions made by management in the preparation of financial reports.

      Joseph Allen, Paul Eibeler and L. Derek Ashcroft serve on the Compensation Committee of the Board of Directors of our company. Mr. Allen is the Chairman of such committee. The Compensation Committee of the Board of Directors is responsible for review and approval of our company's executive compensation and administering our stock option plan.

                             EXECUTIVE COMPENSATION

      The following table provides information concerning the annual and long-term compensation earned or paid to our chief executive officer (the "named executive officer") for the periods presented. No other executive officer of our company had compensation that exceeded $100,000 during 2003. For the period prior to September 29, 2003, the date of the acquisition by us of Dwango North America, Inc., the following table includes compensation earned at Dwango North America, Inc.

                                       Annual                         Long-Term Compensation
                                    Compensation                 ----------------------------------
Name and Principal                 --------------   Restricted   Number of Securities    All Other
Position                   Year    Salary   Bonus   Stock Award   Underlying Options   Compensation
--------                   ----    ------   -----   -----------   ------------------   ------------
Robert E. Huntley .....    2003   $86,000    --         --            1,030,074             --
Chief Executive Officer    2002   $78,000    --         --                   --             --
                           2001        --    --         --                   --             --

DIRECTOR COMPENSATION

      As compensation for services on our board of directors, Messrs. Allen, Ashcroft and Higgins were each granted a non-qualified stock option to purchase 62,707 shares of common stock at an exercise price of $0.80 per share. Each option is for a term of ten years commencing as of April 4, 2002 and is exercisable to the extent of one-eighth of the shares immediately, and as to an additional one-eighth of the shares every three months thereafter.

      On November 19, 2003, Paul Eibeler was granted a non-qualified stock option to purchase 250,000 shares of common stock at an exercise price of $1.50 per share. The option is for a term of ten years and is immediately exercisable. In addition to his services as a director, Mr. Eibeler has provided business and consulting services to our company.

      Each director is reimbursed for his expenses incurred in connection with the performance of his duties as a director. In addition, each director is entitled to $500 per meeting of the board of directors or any committee thereof in which he participates.

OPTION GRANTS IN LAST FISCAL YEAR

      The following table provides information concerning individual grants of stock options made during 2003 to our named executive officer.

                              Percent of
                              Number of     Total Options
                              Securities      Granted to
                              Underlying      Employees     Exercise Price   Expiration
            Name               Options         In 2003     (in $ per share)     Date
            ----              ----------    -------------  ----------------  ----------
Robert E. Huntley..........     318,083          24%              $1.20         5/27/13
                                378,658          29%              $1.32         5/27/08
                                333,333          26%              $1.50        11/18/13

AGGREGATED OPTIONS EXERCISES IN 2003 AND YEAR END VALUES

The following table provides information concerning the exercise of stock options during 2003, and the value of unexercised options owned, by our named executive officer.

                                                            Number of Securities             Value of Unexercised
                              Shares                             Underlying                     In-the-Money
                             Acquired                      Unexercised Options (1)              Options (2)
                               On          Value       ------------------------------   -----------------------------
     Name                    Exercise     Realized     Exercisable      Unexercisable   Exercisable     Unexercisable
     ----                    --------     --------     -----------      -------------   -----------     -------------
Robert E. Huntley.........      --           --          472,682          557,392           $79,985        $186,605

----------
(1)   Includes ownership of options as of December 31, 2003.
(2)   Based  on  closing   price  of  our  common   stock  as  reported  on  the
      Over-the-Counter Bulletin Board on December 31, 2003.

EMPLOYMENT AGREEMENTS

      We currently do not have an employment agreement with Mr. Huntley.

PROVISIONS OF OUR CHARTER AND BYLAWS

      Our articles of incorporation provide that our company will indemnify any person who is or was a director, officer, employee, agent or fiduciary of our company to the fullest extent permitted by applicable law. Nevada law permits a Nevada corporation to indemnify its directors, officers, employees and agents against liabilities and expenses they may incur in such capacities in connection with any proceeding in which they may be involved, if (i) such director of officer is not liable to the corporation or its stockholders due to the fact that his or her acts or omissions constituted a breach of his or her fiduciary duties as a director or officer and the breach of those duties involved intentional misconduct, fraud or a knowing violation of law, or (ii) he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the company, or that with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

      In addition, our company's bylaws include provisions to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, except in any action, suit or proceeding in which it is adjudged that such person was liable for negligence or misconduct in the performance of his duty. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent will not, of itself, create a presumption that the person is liable for negligence or misconduct on the performance of his or her duties.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

                       BENEFICIAL OWNERSHIP OF SECURITIES

      The following table shows the common stock owned by our directors and "named executive officer", by persons known by us to beneficially own, individually, or as a group, more than 5% of our outstanding common stock as of January 27, 2004 and all of our current directors and executive officers as a group.

                                            Beneficial          Percent of
Name and Address                           Ownership of           Common
of Beneficial Owner (1)                  Capital Stock (2)        Stock
-----------------------                  -----------------        -----

Robert E. Huntley ...................        3,178,088(3)         45.1%
Huntley Family Trust ................          696,741            11.2%
F. Conrad Hametner III ..............          326,841(4)          5.2%
Jacques Faust .......................           10,451(5)            *
Rick Hennessey ......................               --              --
Joseph Allen ........................           62,707(6)          1.0%
L. Derrick Ashcroft .................           95,942(7)          1.5%
Vishal Bhutani (8) ..................               --(9)           --
Jay F. Higgins ......................           62,707(10)         1.0%
Paul Eibeler ........................          416,721(11)         6.3%
James Scoroposki (12) ...............          458,714(13)         7.0%
Terry Phillips (14) .................          333,660(15)         5.2%
James Scibelli (16) .................          632,763(17)         9.3%
Silverman Partners(18) ..............          500,325(19)         7.4%
Alexandra Global Master Fund Ltd.(20)          658,000(21)         9.9%
Dwango Co., Ltd. (22) ...............          542,624             8.7%
HCFP/Brenner Securities, LLC (23) ...          382,546(24)         5.8%
All directors and executive officers
as a group (9 persons) ..............        4,153,457(25)        54.1%

----------
*     less than 1%
(1) The address of each person, except as otherwise noted, is c/o Dwango North America Corp., 5847 San Felipe Street, Suite 3220, Houston, Texas 77057-3000.
(2) Except as otherwise noted, each individual or entity has sole voting and investment power over the securities listed. Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of common stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(3) Includes 472,682 shares of common stock issuable upon exercise of options and 326,927 shares of common stock issuable upon the exercise of warrants held by Mr. Huntley. Does not include 696,741 shares of common stock beneficially owned by Huntley Family Trust, or 139,348 shares of common stock beneficially owned by Huntley Trust No. 2, with respect to which shares Mr. Huntley disclaims beneficial ownership.
(4) Includes 55,739 shares of common stock issuable upon exercise of options held by Mr. Hametner.
(5) Consists of shares of common stock issuable upon exercise of options held by Mr. Faust.
(6) Consists of shares of common stock issuable upon exercise of options held by Mr. Allen.
(7) Includes 62,707 shares of common stock issuable upon exercise of options held by Mr. Ashcroft.
(8) The address of Mr. Bhutani is c/o Alexandra Investment Management, LLC, 767 Third Avenue, 39th Floor, New York, New York 10017.
(9) Mr. Bhutani is the Head of Research for Alexandra Investment Management, LLC, the investment advisor for Alexandra Global Master Fund Ltd., one of the investors in our company.
(10) Consists of shares of common stock issuable upon exercise of options held by Mr. Higgins.
(11) Includes 41,667 shares of common stock issuable upon conversion of senior convertible promissory notes, 83,388 shares of common stock issuable upon exercise of warrants, and 250,000 shares of common stock issuable upon exercise of options held by Mr. Eibeler.
(12) The address of Mr. Scoroposki is c/o Acclaim Entertainment, Inc., One Acclaim Plaza, Glen Cove, NY 11542-2788.
(13) Includes 166,667 shares of common stock issuable upon conversion of senior convertible promissory notes and 166,883 shares of common stock issuable upon exercise of warrants held by Mr. Scoroposki.
(14) The address of Mr. Phillips is c/o Phillips Sales, Inc., 2900 Polo Parkway, Suite 200, Midlothian, VA 23113.
(15) Includes 83,333 shares of common stock issuable upon conversion of senior convertible promissory notes and 83,442 shares of common stock issuable upon exercise of warrants held by Mr. Phillips.
(16) The address of Mr. Scibelli is c/o RG Securities, LLC, 165 EAB Plaza, 6th Floor, Uniondale, NY 11556-0165.
(17) Includes 83,333 shares of common stock issuable upon conversion of senior convertible notes and 83,442 shares of common stock issuable upon exercise of warrants held by Mr. Scibelli, and 382,546 shares of common stock issuable upon exercise of warrants held by RG Securities, LLC, of which Mr. Scibelli may be deemed to be the beneficial owner.
(18) The address of Silverman Partners is c/o Harvey Silverman, Spear, Leeds & Kellogg, 120 Broadway, 6th Floor, New York, NY 10271.
(19) Consists of 250,000 shares of common stock issuable upon conversion of senior convertible promissory notes and 250,325 shares of common stock issuable upon exercise of warrants held by Silverman Partners.
(20) The address of Alexandra Global Master Fund Ltd. is c/o Alexandra Investment Management, LLC, 767 Third Avenue, 39th Floor, New York, NY 10017.
(21) Constitutes the maximum number of shares of common stock Alexandra may be deemed to beneficially own. Pursuant to the purchase agreement pursuant to which Alexandra acquired its notes and certain of its warrants, the number of shares that may be acquired at any time by it shall not exceed a number that, when added to the total number of shares of common stock deemed beneficially owned by it, would result in beneficial ownership by it of more than 9.9% of our common stock.
(22) The address of Dwango Co., Ltd. is Hamacho Center Bldg., 2-31-1, Nihonbashi-Hamacho, Chuo-Ku, Tokyo, Japan 103-0007.
(23) The address of HCFP/Brenner Securities, LLC is 888 7th Avenue, 17th Floor, New York, New York 10106.
(24) Consists of shares of common stock issuable upon exercise of warrants held by HCFP/Brenner Securities, LLC.
(25) Includes 1,428,975 shares of common stock issuable upon exercise of options and warrants held by the directors and executive officers.

                              CERTAIN TRANSACTIONS

      In October 2002, Mr. James Scibelli, a principal of RG Securities, LLC, purchased $100,000 of common stock of our company pursuant to an offering in which RG Securities, LLC and HCFP/Brenner Securities, LLC acted as co-placement agents. RG Securities and HCFP/Brenner Securities and their designees received a cash fee and warrants to purchase an aggregate of 83,444 shares of our common stock for acting as co-placement agents for such offering.

      In May 2003, Mr. James Scibelli purchased $100,000 of our senior convertible promissory notes and warrants pursuant to an offering, completed in September 2003, in which RG Securities and HCFP/Brenner Securities acted as co-placement agents. RG Securities and HCFP/Brenner Securities received a cash fee and warrants to purchase an aggregate 417,208 shares of our common stock for acting as co-placement agents for such offering.

      RG Securities, LLC, of which Mr. James Scibelli is a principal, and HCFP/Brenner Securities, LLC acted as co-placement agents in connection with our offering of common stock and warrants to Alexandra Global Master Fund Ltd. in December 2003. RG Securities and HCFP/Brenner Securities received a cash fee and warrants to purchase an aggregate of 50,000 shares of our common stock for acting as co-placement agents for such offering.

      RG Securities, LLC, of which Mr. James Scibelli is a principal, and HCFP/Brenner Securities, LLC acted as co-placement agents in connection with our offering of 9% senior convertible notes due 2007 and common stock purchase warrants to Alexandra Global Master Fund Ltd. in January 2004. RG Securities and HCFP/Brenner Securities received a cash fee and warrants to purchase an aggregate of 212,500 shares of our common stock for acting as co-placement agents for such offering.

      In January 2004, we issued to HCFP/Brenner Securities, LLC and RG Securities, LLC warrants to purchase an aggregate of 10,284 shares of our common stock in consideration of their deferment of cash fees owing to them.

      From October through December 2003, Robert E. Huntley, our chairman, president and chief executive officer, and Paul Eibeler, one of our outside directors, advanced an aggregate of approximately $442,000 to our company. In January 2004, such individuals elected to apply such amounts toward the purchase of an aggregate of 368,333 shares of our common stock ($1.20 per share) and warrants to purchase 368,333 shares of our common stock at an exercise price of $1.20 per share.

                             SELLING SECURITYHOLDERS

      The securities covered by this prospectus are shares of our common stock that have been issued and shares of our common stock that may be issued upon the conversion of convertible notes or upon the exercise of warrants to purchase shares of our common stock. The number of shares of common stock that may be actually sold by the selling securityholders will be determined by such selling securityholder. We are registering for the selling securityholders named herein an aggregate of 13,695,247 shares of common stock. The shares of common stock to which this prospectus relates consist of the following:

      o     5,581,749 shares of common stock previously issued by our company.

      o 41,722 shares of common stock issuable upon the exercise of warrants acquired by the selling securityholder in August 2002.

      o 83,444 shares of common stock issuable upon the exercise of warrants issued to HCFP/Brenner Securities, LLC and RG Securities, LLC and their designees for acting as placement agents for a private placement completed by our company in October 2002.

      o 2,083,333 shares of common stock issuable upon conversion of our 8% senior convertible promissory notes due 2006 acquired by the selling securityholders in a private placement completed by the registrant in September 2003.

      o 2,086,037 shares of common stock issuable upon the exercise of warrants acquired by the selling securityholders in the September 2003 private placement.

      o 417,208 shares of common stock issuable upon the exercise of warrants issued to HCFP/Brenner Securities, LLC and RG Securities, LLC for acting as the placement agents in connection with the September 2003 private placement.

      o 250,000 shares of common stock issuable upon the exercise of warrants acquired by a selling securityholder in a private placement completed by the registrant in December 2003.

      o 50,000 shares of common stock issuable upon the exercise of warrants issued to HCFP/Brenner Securities, LLC and RG Securities, LLC for acting as placement agents in connection with the December 2003 private placement.

      o 1,802,043 shares of common stock issuable upon conversion of our 9% senior convertible note due 2007 acquired by a selling securityholder in a private placement completed by the registrant in January 2004. 385,376 of such shares have been registered in connection with possible interest payments.

      o 708,333 shares of common stock issuable upon the exercise of warrants acquired by a selling securityholder in the January 2004 private placement.

      o 212,500 shares of common stock issuable upon the exercise of warrants issued to HCFP/Brenner Securities, LLC and RG Securities, LLC for acting as placement agents in connection with the January 2004 private placement.

      o 10,284 shares of common stock issuable upon exercise of warrants issued to HCFP/Brenner Securities, LLC and RG Securities, LLC.

      o 368,594 shares of common stock issuable upon exercise of warrants issued to our chairman, president and chief executive officer and an outside director in connection with the conversion of advances to our company by such individuals to common stock and warrants.

      Except as noted below or in the "Beneficial Ownership of Securities" and "Management" sections of this prospectus, none of the selling securityholders has, or within the past three years has had, any relationship, position or office with us or our predecessors or affiliates.

      The following table sets forth, as of January 27, 2004: (1) the name of each selling securityholder, (2) the number of shares of our common stock beneficially owned by each selling securityholder, including the number of shares purchasable upon exercise of options or warrants or conversion of notes,
(3) the maximum number of shares of common stock which the selling securityholders can sell pursuant to this prospectus and (4) the number of shares of common stock that the selling securityholders would own if they sold all their shares registered by this prospectus.

      Except as otherwise noted below, the number of shares of our common stock registered for sale hereunder for a selling securityholder consists of shares of our common stock either beneficially owned or issuable upon exercise of the warrants or conversion of the notes described above.

                                          Number of
                                          Shares of         Number of
                                        Common Stock        Shares of         Number of shares       Percentage
                                        Beneficially      Common Stock         of Common Stock        Of Our
                                         Owned Prior    Being Registered     to be Beneficially     Outstanding
                                             to              in this             Owned After        Common Stock
Selling Securityholder                    Offering         Prospectus             Offering          After Offering
----------------------                    --------         ----------             --------          --------------
Michael Ades                                 125,081          125,081                  0                  0
Alexandra Global Master Fund Ltd.            658,000(1)     3,010,376                  0                  0
Satoshi Aoshima                              166,775          166,775                  0                  0
L. Derrick Ashcroft                           95,942           33,235             62,707                1.0%
Carol Bartumioli                              83,388           83,388                  0                  0
Dominic Bassani                               20,862           20,862                  0                  0
Moish Brenman (2)                              4,370            2,090              2,280                  *
Joseph Catalano                               41,693           41,693                  0                  0
Rod Cousens                                   41,722           41,722                  0                  0
Crestwood Holdings, LLC                      125,110          125,110                  0                  0
Deerwood Trust                                41,693           41,693                  0                  0
Mark Defazio                                   2,087            2,087                  0                  0
Chris Down (3)                                67,837           35,534             32,303                  *
Dwango Co. Ltd.                              542,624          542,624                  0                  0
Paul Eibeler                                 416,721          166,721            250,000                3.8%
Farkas Family Trust                           83,388           83,388                  0                  0
Bruce Feirstein                               41,693           41,693                  0                  0
Israel Feit                                  200,130          200,130                  0                  0
Walter and Renee Friedman                     20,862           20,862                  0                  0
Growth Ventures, Inc.                        125,081          125,081                  0                  0
Len Grunstein                                 62,555           62,555                  0                  0
Gary Gunn (4)                                 58,161           58,161                  0                  0
Edward S. Gutman                             250,163          250,163                  0                  0
Robert Gutman                                 41,693           41,693                  0                  0
Gutman A/C The HRG Trust                      41,693           41,693                  0                  0
The Gutman Family Foundation                  41,693           41,693                  0                  0
F. Conrad Hametner III                       326,841          271,102             55,739                  *
Hanan Haskell                                 83,388           83,388                  0                  0
HCFP/Brenner Securities, LLC (5)             382,546          382,546                  0                  0
Cory D. Heith                                 41,693           41,693                  0                  0
HF DNAI Company                               16,690           16,690                  0                  0
Alan Hoffman                                  20,862           20,862                  0                  0
Robert W. Holmes                              41,722           41,722                  0                  0
Huntley Family Trust                         696,741          696,741                  0                  0
Huntley Trust No. 2                          139,348          139,348                  0                  0
Robert E. Huntley                          3,178,088        2,705,407            472,681                5.0%
JR Squared LLC                               125,081          125,081                  0                  0
Kass & Jaffe Investment Group                 41,693           41,693                  0                  0
Stephen L. Kass                               41,693           41,693                  0                  0
Edward B. Katz                                50,033           50,033                  0                  0
David E. Kent, M.D                           125,081          125,081                  0                  0
Theodore Kesten                              104,250          104,250                  0                  0
Harold Kenneth King and Patricia
Lake, JT TEN                                  20,862           20,862                  0                  0

                                          Number of
                                          Shares of         Number of
                                        Common Stock        Shares of         Number of shares      Percentage
                                        Beneficially      Common Stock         of Common Stock       Of Our
                                         Owned Prior    Being Registered     to be Beneficially    Outstanding
                                             to              in this             Owned After       Common Stock
Selling Securityholder                    Offering         Prospectus             Offering         After Offering
----------------------                    --------         ----------             --------         --------------
Katten Muchin Zavis Rosenman                    4,172              4,172                  0                  0
Burton I. Koffman                             104,250            104,250                  0                  0
Elizabeth Koffman                              41,693             41,693                  0                  0
William D. Kornreich                           62,555             62,555                  0                  0
Travis D. Lake                                 20,862             20,862                  0                  0
Eric Lerner                                     4,172              4,172                  0                  0
Allan R. Lyons                                 83,388             83,388                  0                  0
Alan and Melissa Matarasso, JTROS              41,693             41,693                  0                  0
Medi-Computer Billing Inc.                     83,388             83,388                  0                  0
Gary T. Moomjian (6)                          129,176             74,273             54,903                  *
Robert Mullins (4)                             58,161             58,161                  0                  0
Satoshi Nakajima                              127,449            127,449                  0                  0
Mel Paikoff                                    41,693             41,693                  0                  0
Terry Phillips                                333,660            333,660                  0                  0
Andrea Pines                                   20,862             20,862                  0                  0
RG Securities, LLC (5)                        382,546            382,546                  0                  0
Stewart Richer                                168,862            168,862                  0                  0
James Scibelli (5)                            250,217            250,217                  0                  0
James Scoroposki                              458,714            458,714                  0                  0
Sabey Corporation                              44,819             44,819                  0                  0
Seneca Ventures                                20,860             20,860                  0                  0
Steven Shapiro                                 83,388             83,388                  0                  0
Silverman Partners                            500,325            500,325                  0                  0
Martin Smolowitz, Esq
Self-Directed Defined Benefit
Pension Plan                                   20,881             20,881                  0                  0
D802-3 Holdings, LLC                           83,388             83,388                  0                  0
Sunset Realty Corp.                            41,693             41,693                  0                  0
Marshall Trabout                               41,693             41,693                  0                  0
David Treiger (7)                              33,235             33,235                  0                  0
Stig and Britt Marie Wennerstrom,              62,555             62,555                  0                  0
JT TEN
Woodland Venture Fund                          20,860             20,860                  0                  0
UMB Bank, N.A., Trustee of the
and Profit Sharing Plan of
Latham & Watkins fbo Peter Benzian             20,862             20,862                  0                  0
Vulcan Properties Inc.                         41,693             41,693                  0                  0
Alvin Wong (8)                                  4,370              2,090              2,280                  *
                                           ----------         ----------         ----------         ----------
                            Totals         14,242,764         13,695,247            932,893               13.0%
                                           ==========         ==========         ==========         ==========

----------
*     Less than 1%
(1) Constitutes the maximum number of shares of common stock Alexandra may be deemed to beneficially own. Pursuant to the purchase agreement pursuant to which Alexandra acquired its notes and certain of its warrants, the number of shares that may be acquired at any time by it shall not exceed a number that, when added to the total number of shares of common stock deemed beneficially owned by it, would result in beneficial ownership by it of more than 9.9% of our common stock.

(2)   Moish Brenman is an employee of our company.
(3)   Chris Down is an employee of company.
(4) Gary Gunn and Robert Mullins are principals of Gunn, Mullins & Farrell LLP, counsel to our company
(5) HCFP/Brenner Securities, LLC and RG Securities, LLC have acted as co-placement agents for our company in connection with various financings consummated by our company. James Scibelli is a principal of RG Securities, LLC.
(6) Gary T. Moomjian is a principal of Moomjian & Waite, LLP, counsel to our company.
(7)   David Treiger has performed financial consulting services for our company.
(8)   Alvin Wong is an employee of our company.

                            DESCRIPTION OF SECURITIES

Authorized capital stock

      We are authorized to issue up to 50,000,000 shares of common stock with a par value of $.001 per share, and 10,000,000 shares of preferred stock with a par value of $.001 per share.

Common stock

      As of January 27, 2004 there were 6,241,800 shares of our common stock issued and outstanding. Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "DWGN". The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefor. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

Preferred Stock

      We currently have no shares of preferred stock outstanding. Our board of directors is empowered, without approval of the stockholders, to cause shares of preferred stock to be issued in one or more series; with the numbers of shares of each series to be determined by it. The board of directors is also authorized to fix and determine variations in the designations, preferences, and special rights (including, without limitation, special voting rights, preferential rights to receive dividends or assets upon liquidation, rights of conversion into common stock or other securities, redemption provisions and sinking fund provisions) between the preferred stock or any series thereof and the common stock. The shares of preferred stock or any series thereof may have full or limited voting powers or be without voting powers.

Capital raising transactions

      All issuances of our securities prior to our September 2003 acquisition of Dwango North America, Inc. described below were issued by Dwango North America, Inc., and have been converted to equivalent securities of our company pursuant to the terms of the acquisition.

      In July 2002, Dwango Japan invested $100,000 in consideration for a one-year convertible note, bearing interest at 4% per annum. Such note was converted into 83,443 shares of common stock on July 7, 2003. These shares of common stock are registered for resale in this prospectus.

      In  April  2002,  we  issued  to one  accredited  investor  a  convertible promissory note in the principal amount of $100,000 and warrants to purchase preferred stock. In August 2002 such note (and accrued interest) and warrants converted into 85,727 shares of common stock and warrants to purchase 41,722 shares of common stock at an exercise price of $1.20 per share. The shares of common stock and the shares of common stock underlying the warrants are registered for resale in this prospectus.

      In August 2002, we issued to Dwango Japan 333,768 shares of common stock for $400,000. These shares of common stock are registered for resale in this prospectus.

      In October 2002, we sold 834,465 shares of common stock pursuant to a private placement offering to 24 accredited investors for an aggregate of approximately $1,000,000. In connection with the offering, we issued to the placement agents and their designees five-year warrants to purchase an aggregate of 83,444 shares of common stock at an exercise price of $1.20 per share. The shares of common stock issued to the investors and the shares of common stock underlying the warrants issued to the placement agents and their designees are registered for resale in this prospectus.

      In September 2003, we concluded a private placement pursuant to which we issued to 42 accredited investors $2,500,000 in principal amount of senior convertible promissory notes convertible into 2,083,333 shares of common stock and warrants to purchase 2,086,037 shares of common stock at an exercise price of $1.20 per share. Such warrants are exercisable through September 15, 2006. In connection with such offering, we issued to the placement agents warrants to purchase an aggregate of 417,208 shares of common stock at an exercise price of $1.20 per share. The shares of common stock underlying the notes and warrants are registered for resale in this prospectus.

      In December 2003, we concluded a private placement pursuant to which we issued to one accredited investor 250,000 shares of common stock for a purchase price of $300,000. In connection with the offering, we also issued (i) warrants to purchase 250,000 shares of common stock at an exercise price of $1.20 per share to such accredited investor, and (ii) warrants to purchase 50,000 shares of common stock at an exercise price of $1.20 per share to the placement agents for such offering. The shares of common stock and the shares of common stock underlying the warrants are registered for resale in this prospectus.

      In January 2004, we concluded a private placement pursuant to which we issued to one accredited investor a $1,700,000 principal amount 9% senior convertible note due 2007 convertible into 1,416,667 shares of common stock and warrants to purchase 708,333 shares of common stock at an exercise price of $1.20 per share. In connection with such offering, we issued to the placement agents five-year warrants to purchase an aggregate of 212,500 shares of common stock at an exercise price of $1.20 per share. The shares of common stock underlying the notes and warrants are registered for resale in this prospectus.

                              PLAN OF DISTRIBUTION

Plan of Distribution

      The selling securityholders (and their respective pledgees, transferees, donees or other successors in interest) may offer and sell the shares of common stock owned by them or derived from the conversion of our convertible notes and the exercise of warrants covered by this prospectus from time to time as follows:

      o     in the open market;
      o on the Over-the-Counter Bulletin Board or such other market or exchange on which the shares of common stock are traded;
      o     in privately negotiated transactions;
      o     in an underwritten offering; or
      o     a combination of such methods or any other legally available means.

Such sales may be made at varying prices determined by reference to, among other things:

      o     market value prevailing at the time of the sale;
      o     prices related to the then-prevailing market price; or
      o     negotiated prices.

Negotiated transactions may include:

      o purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;
      o ordinary brokerage transactions and transactions in which a broker solicits purchasers; or
      o block trades in which a broker-dealer so engaged will attempt to sell the shares as agent but may take a position and resell a portion of the block as principal to facilitate the transaction.

In connection with distributions of our common stock, any selling securityholder may:

      o enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with the selling securityholders;
      o sell our common stock short and deliver the common stock to close out such short positions;
      o enter into option or other transactions with broker-dealers that involve the delivery of our common stock to the broker-dealers, which may then resell or otherwise transfer such common stock; and
      o loan or pledge our common stock to a broker-dealer which may then sell our common stock so loaned, and upon a default, the common stock may be sold or otherwise transferred.

      During such time as the selling securityholders may be engaged in a distribution of the securities we are registering by this Registration Statement, they are required to comply with the applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Regulation M. Regulation M may limit the timing of purchases and sales of our securities. These restrictions may affect the marketability of our common stock and the ability of any person to engage in market-making activities with respect to our common stock. The selling securityholders may, however, engage in short sales in accordance with Rule 104 of Regulation M. Short sales, if engaged in by the selling securityholders, may effect the market price of our common stock. Regulation M specifically prohibits short sales that are the result of fraudulent, manipulative or deceptive practices. Selling securityholders are required to consult with their own legal counsel to ensure compliance with Regulation M.

      Broker dealers may receive commissions or discounts from the selling securityholders in amounts to be negotiated immediately prior to the sale. The selling securityholders and any broker executing selling orders on behalf of the selling securityholders may be deemed to be an "underwriter" within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

                                  LEGAL MATTERS

      The validity of the common stock that we are offering will be passed upon for us by Moomjian & Waite, LLP, Jericho, New York. Gary T. Moomjian, a partner of Moomjian & Waite, LLP, currently owns 74,273 shares of our common stock and options to purchase 54,903 shares of our common stock.

                                     EXPERTS

      The financial statements of Dwango North America, Inc. (now known as Dwango North America Corp.) as of December 31, 2002 and for each of the periods ended December 31, included in this prospectus, have been audited by Eisner LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Such report included an explanatory paragraph regarding the existence of substantial doubt about the entity's ability to continue as a going concern.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

            We  have  filed  with  the  Securities  and  Exchange  Commission  a registration statement on Form SB-2, including exhibits, schedules and amendments filed with the registration statement, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus does not contain all of the information set forth in this registration statement. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement. For additional information, please refer to the exhibits that have been filed with our registration statement on Form SB-2.

      We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, and, in accordance with these requirements, we file periodic reports, proxy statements and other information with the SEC.

      You may read and copy all or any portion of the registration statement or any other information that we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our filings, including the registration statement, are also available on the SEC website (http://www.sec.gov).

DWANGO NORTH AMERICA CORP. AND SUBSIDIARY
(a development stage company)

                                      Index

---------------------------------------------------------------------------------------------------------------------------
Condensed Consolidated Balance Sheet as of September 30, 2003 (Unaudited)                                             F-2
---------------------------------------------------------------------------------------------------------------------------
Condensed Consolidated Statements of Operations for the nine months ended September 30, 2003 (Unaudited) and          F-3
         September  30, 2002  (Unaudited)  and for the period  November 20, 2000
         (Inception) to September 30, 2003 (Unaudited)
---------------------------------------------------------------------------------------------------------------------------
Condensed Consolidated Statements of Stockholders' Equity (Capital Deficit) for the period November 20, 2000          F-4
         (Inception) to September 30, 2003 (Unaudited)
---------------------------------------------------------------------------------------------------------------------------
Condensed Consolidated Statements  of Cash  Flows  for  the  nine  months  ended
         September  30, 2003 and 2002,  and for the period from November 20,
         2000 (Inception) to September 30, 2003 (Unaudited)                                                           F-5
---------------------------------------------------------------------------------------------------------------------------
Notes to Condensed Consolidated Financial Statements                                                                  F-6
---------------------------------------------------------------------------------------------------------------------------
Independent Auditors' Report                                                                                          F-11
---------------------------------------------------------------------------------------------------------------------------
Balance Sheet as of December 31, 2002                                                                                 F-12
---------------------------------------------------------------------------------------------------------------------------
Statements of Operations for the years ended December 31, 2002 and 2001, and for the period from November 20, 2000    F-13
         (Inception) to December 31, 2002
---------------------------------------------------------------------------------------------------------------------------
Statements of  Stockholders'  Equity  (Capital  Deficit)  for  the  years  ended
         December 31, 2002 and 2001,  and for the period from  November 20,
         2000 (Inception) to December 31, 2002                                                                        F-14
---------------------------------------------------------------------------------------------------------------------------
Statements of Cash Flows for the years ended December 31, 2002 and 2001, and for the period from November 20, 2000    F-15
         (Inception) to December 31, 2002
---------------------------------------------------------------------------------------------------------------------------
Notes to the Financial Statements                                                                                     F-16
---------------------------------------------------------------------------------------------------------------------------

See notes to the condensed consolidated financial statements

DWANGO NORTH AMERICA CORP. AND SUBSIDIARY
(a development stage company)

Condensed Consolidated Balance Sheet as of September 30, 2003 (Unaudited)
(Note B)

ASSETS
Current assets:
   Cash                                                               $   123,000
   Prepaid expenses                                                            --
   Other current assets                                                    34,000
                                                                      -----------
        Total current assets                                              157,000

Fixed assets, net                                                         127,000
Deferred acquisition costs                                                 34,000
Deferred financing costs                                                  497,000
                                                                      -----------
                                                                      $   815,000
                                                                      ===========

LIABILITIES AND CAPITAL DEFICIT
Current liabilities:
   Accounts payable and accrued expenses                              $   494,000
                                                                      -----------
        Total current liabilities                                         494,000

Senior convertible notes payable, net of debt
      discount of $1,713,000                                              787,000
                                                                      -----------
        Total liabilities                                               1,281,000
                                                                      -----------

Capital deficit:
   Preferred stock, $.001 par value; 10,000,000 shares authorized;
      no shares issued and outstanding                                         --
   Common stock, $.001 par value; 50,000,000 shares authorized;
      issued and outstanding 5,623,000                                      5,000
   Additional paid-in capital                                           3,780,000
   Deficit accumulated during the development stage                    (4,251,000)
                                                                      -----------
        Total capital deficit                                            (466,000)
                                                                      -----------
                                                                      $   815,000
                                                                      ===========

See notes to the consolidated financial statements

DWANGO NORTH AMERICA CORP. AND SUBSIDIARY
(a development stage company)

Condensed Consolidated Statements of Operations (Unaudited)
(Note B)

                                                                                     Period
                                                                                      From
                                                                                   November 20,
                                                                                      2000
                                                     Nine-Month Period Ended       (Inception)
                                                          September 30,                to
                                                   ---------------------------     September 30,
                                                       2003            2002            2003
                                                   -----------     -----------     -----------
Revenue                                            $    10,000     $        --     $    10,000

Expenses:
   Research and development                             84,000              --          84,000
   General and administrative                        2,453,000         728,000       3,863,000
   Interest expense                                    247,000          51,000         314,000
                                                   -----------     -----------     -----------
Net loss                                           $(2,774,000)    $  (779,000)    $(4,251,000)
                                                   ===========     ===========     ===========

Common share data -- revised:
   Basic and diluted loss per share                $     (0.57)    $     (0.21)
                                                   ===========     ===========
   Weighted average number of basic and diluted
      common shares outstanding                      4,880,847       3,626,845
                                                   ===========     ===========

See notes to the consolidated financial statements

DWANGO NORTH AMERICA CORP. AND SUBSIDIARY
(a development stage company)

Condensed Consolidated Statements of Stockholders' Equity (Capital Deficit) (Unaudited) (Note B)

                                                      Common Stock                         Deficit
                                                    $.001 Par Value                      Accumulated
                                                  ----------------------   Additional     During The
                                                   Number of                Paid-in      Development
                                                    Shares      Amount      Capital         Stage            Total
                                                   ---------   --------    ----------    -----------      ------------
Shares issued in connection with the
    formation of the Company, November 20,
    2000, adjusted to reflect the
    recapitalization                               3,408,000   $   4,000                                  $     4,000
Net loss for the year ended December 31, 2000                                            $      (1,000)        (1,000)
                                                   ---------   ---------                 -------------    -----------
Balance at December 31, 2000                       3,408,000       4,000                        (1,000)         3,000
Capital contribution by majority
    stockholder in 2001                                                    $    61,000                         61,000
Sale of stock, December 27, 2001                     125,000                   100,000                        100,000
Net loss for the year ended December 31, 2001                                                 (206,000)      (206,000)
                                                   ---------   ---------   -----------   -------------    -----------
Balance at December 31, 2001                       3,533,000       4,000       161,000        (207,000)       (42,000)
Common stock issued in payment for
    rent, June 1, 2002                                45,000                    54,000                         54,000
Conversion of note payable, August 14, 2002           85,000                   103,000                        103,000
Warrant issued in connection with note payable                                  46,000                         46,000
Sale of stock, August 14, 2002                       335,000                   370,000                        370,000
Capital contribution by majority
    stockholder, August 14, 2002                                                57,000                         57,000
Exercise of stock options, September 20, 2002          8,000                     6,000                          6,000
Common stock issued in October 2002,
    in connection with private financing, net        835,000       1,000       776,000                        777,000
Net loss for the year ended December 31, 2002                                               (1,270,000)    (1,270,000)
                                                   ---------   ---------   -----------   -------------    -----------
Balance at December 31, 2002                       4,841,000       5,000     1,573,000      (1,477,000)       101,000

Warrants issued in connection with notes
    payable                                                                  2,059,000                      2,059,000
Conversion of note payable from stockholder
    July 7, 2003                                      83,000                   100,000                        100,000
Stock issued in connection with
    employment agreements                             39,000                    48,000                         48,000
Net loss for the nine-month period ended
    September 30, 2003                                                                      (2,774,000)    (2,774,000)
Shares of acquired company deemed issued
    In connection with capital transaction           660,000
                                                   ---------   ---------   -----------   -------------    -----------
Balance at September 30, 2003 (unaudited)          5,623,000   $   5,000   $ 3,780,000   $  (4,251,000)   $  (466,000)
                                                   =========   =========   ===========   =============    ===========

See notes to the consolidated financial statements

DWANGO NORTH AMERICA CORP. AND SUBSIDIARY
(a development stage company)

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Note B)

                                                                                         Period
                                                                                          From
                                                                                       November 20,
                                                                                          2000
                                                          Nine-Month Period Ended      (Inception)
                                                               September 30,               to
                                                         --------------------------    September 30,
                                                             2003           2002           2003
                                                         -----------    -----------    -----------
                                                         (unaudited)    (unaudited)    (unaudited)
Cash flows from operating activities:
   Net loss                                              $(2,774,000)   $  (779,000)   $(4,251,000)
   Adjustments to reconcile net loss to
      net cash used in operating activities:
        Depreciation expense                                  48,000                        84,000
        Common stock issued for rent                          17,000         14,000         54,000
        Common stock issued as compensation                   48,000                        48,000
        Amortization of debt discount                        207,000         46,000        253,000
        Amortization of deferred financing cost               85,000                        85,000
        Changes in:
           Prepaid expenses                                   14,000        (45,000)            --
           Other assets                                      (26,000)        (5,000)       (34,000)
           Amortization of deferred acquisition costs        (34,000)                      (34,000)
           Accounts payable and accrued expenses             283,000         59,000        504,000
                                                         -----------    -----------    -----------
                Net cash used in
                  operating activities                    (2,132,000)      (710,000)    (3,291,000)
                                                         -----------    -----------    -----------
Cash flows from investing activities:
   Purchase of fixed assets                                  (95,000)        (4,000)      (211,000)
                                                         -----------    -----------    -----------
Cash flows from financing activities:
   Proceeds from line of credit                               50,000         45,000        150,000
   Repayment of line of credit                               (50,000)       (13,000)      (150,000)
   Proceeds from loan                                                        54,000         54,000
   Warrant issued in connection with note payable                            46,000         46,000
   Proceeds from related party loan                                         150,000        200,000
   Repayment of related party loan                                           50,000        (50,000)
   Proceeds from issuance of notes
      payable and warrants                                 2,500,000        (50,000)     2,500,000
   Financing costs in connection
      with convertible notes                                (443,000)                     (443,000)
   Proceeds from issuance of
      common stock, net of expenses                                         406,000      1,318,000
                                                         -----------    -----------    -----------
                Net cash provided
                  by financing activities                  2,057,000        688,000      3,625,000
                                                         -----------    -----------    -----------
Net (decrease) increase in cash                             (170,000)       (26,000)       123,000
Cash at beginning of period                                  293,000        106,000
                                                         -----------    -----------    -----------
Cash at end of period                                    $   123,000    $    80,000    $   123,000
                                                         ===========    ===========    ===========

Supplementary disclosure of cash
   flow information:
      Interest paid                                      $     2,000    $     1,000    $     5,000
Noncash transactions:
   Conversion of note payable - related
      party to common stock                              $   100,000    $   103,000    $   203,000
   Warrants issued as financing costs, net of expenses   $   139,000                   $   139,000
   Notes and accrued interest contributed as capital                    $    57,000    $    57,000
   Debt discount recorded for warrants
      issued with convertible notes                      $ 1,920,000                   $ 1,920,000

See notes to the consolidated financial statements

DWANGO NORTH AMERICA CORP. AND SUBSIDIARY
(a development stage company)

Notes to Condensed Consolidated Financial Statements

Note A - Summary of Significant Accounting Policies

[1]   Basis of Reporting

      The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items except for the capital transaction discussed in Note
B) which are considered necessary for a fair presentation of the consolidated financial position of Dwango North America Corp. ("dwango" or the "Company") as of September 30, 2003, the results of its operations for nine-month periods ended September 30, 2003 and 2002 and cash flows for the nine-month periods ended September 30, 2003 and 2002. The results of operations for the nine-month periods ended September 30, 2003 and 2002 are not necessarily indicative of the operating results for the full year.

      The condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern, contemplating continuity of operations, and realization of assets and satisfaction of liabilities in the ordinary course of business. The accompanying financial statements do not include any adjustments relating to the recoverability of assets and the classification of the carrying amount of recorded assets or the amount and classification of liabilities that might result from the Company's inability to continue as a going concern. These financial statements should be read in conjunction with the financial statements and related disclosures for the year ended December 31, 2002 included in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 7, 2003.

[2]   Revision

      The weighted average number of outstanding shares of common stock has been revised to reflect shares on the exchanged basis and to reduce for the shares of the acquired company deemed issued on September 29, 2003.

Note B - Recapitalization

      On September 29, 2003, the Company acquired a majority of the outstanding common stock of Dwango North America, Inc., a Texas corporation ("DNA, Inc."), pursuant to an exchange offer consummated with the stockholders of DNA, Inc. The stockholders of DNA, Inc. that elected to participate in the exchange received stock of the Company based on an exchange ratio of 1.3934814 shares of common stock of the Company for each share of Common stock of DNA, Inc. surrendered for exchange. Shares of common stock underlying DNA, Inc.'s outstanding stock options, warrants and convertible notes are similarly effected and will be exercisable into the number of shares based on the exchange ratio. Following the recapitalization, the Company changed its name to Dwango North America Corp. Pursuant to the recapitalization, DNA, Inc. became a majority-owned subsidiary of the Company. The stock holders of DNA, Inc. acquired a majority of the voting stock of the Company pursuant to the exchange, and DNA, Inc. was deemed to be the accounting acquiror. Such exchange is treated for accounting purposes as a capital transaction with an inactive shell company. Accordingly, purchase accounting treatment was not applicable and no goodwill resulted from this transaction. Therefore, all historical financial information and financial statements for the periods presented are those of DNA, Inc. and give retroactive effect as if the recapitalization occurred at the beginning of the periods presented.

DWANGO NORTH AMERICA CORP. AND SUBSIDIARY
(a development stage company)

      Prior to the exchange, in connection with the recapitalization, the Company effected a one-for-4.5 reverse stock split of its common stock. In addition, in exchange for the surrender and cancellation of 1,888,889 shares of common stock of the Company (on a post-reverse stock split basis) owned by Cody
T. Winterton, the former President and principal stockholder of the Company and the assumption by Mr. Winterton of all of the pre-closing liabilities of the Company, all of the pre closing assets of the Company were transferred to Mr. Winterton and he was paid $50,000. Accordingly, Mr. Winterton assumed all assets and liabilities of the Company existing immediately prior to the closing. Immediately after closing, on a consolidated basis, the only assets and liabilities of the Company were those of DNA, Inc.

Note C - Loss per Share

      The Company's basic and diluted net loss per share is computed by dividing net loss by the weighted average number of outstanding common shares. Potentially dilutive securities, which were excluded from the computation of diluted loss per share because to do so would have been anti-dilutive, are as follows:

                                                          Nine-Months
                                                             Ended
                                                          September 30,
                                                   ---------------------------
                                                      2003            2002
                                                   -----------     -----------
                                                   (unaudited)     (unaudited)

Options                                             1,699,000        514,000
Warrants                                            2,628,000         42,000
Convertible notes                                   2,083,000         84,000
                                                    ---------         ------
Total dilutive shares                               6,410,000        640,000
                                                    =========        =======

DWANGO NORTH AMERICA CORP. AND SUBSIDIARY
(a development stage company)

Note D - Stock Options

      The Company accounts for stock-based employee and directors compensation under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," and SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," which was released in December 2002 as an amendment of SFAS No. 123. The following table illustrates the effect on net loss and net loss per share if the fair value based method had been applied to all awards.

      Had compensation cost for the Company's stock option grants been determined based on the fair value at the grant dates consistent with the methodology of SFAS No. 123, the Company's net loss and net loss per share for the periods indicated would have been increased to the pro forma amounts indicated as follows (there were no options issued in 2001):

                                                        Nine-Month Period Ended
                                                             September 30,
                                                       --------------------------
                                                           2003           2002
                                                       -----------    -----------
                                                       (unaudited)    (unaudited)
Net loss                                               $(2,774,000)   $  (779,000)
Stock-based employee compensation included
   in the net loss, net of related tax effect                   --             --
Stock-based employee compensation determined
   under the fair value based method, net of related
   tax effect                                             (133,000)       (33,000)
                                                       -----------    -----------
Pro forma net loss                                     $(2,907,000)   $  (812,000)
                                                       ===========    ===========

Net loss per share - revised (basic and diluted):
   As reported                                         $     (0.57)   $     (0.21)
                                                       ===========    ===========

   Pro forma                                           $     (0.60)   $     (0.22)
                                                       ===========    ===========

Note E - Issuance of Senior Subordinated Convertible Promissory Notes

      During the nine-month period ended September 30, 2003, dwango issued Senior Subordinated Convertible Promissory Notes totaling $2,500,000. In connection with the issuance of the notes, the Company also issued warrants to the note holders and the placement agents to purchase 2,083,333 and 417,208 shares of common stock, respectively, exercisable at $1.20 per share until September 15, 2006. The notes bear interest at 8% and are convertible, at the option of the holder, at any time into shares of common stock at $1.20 per share, subject to certain anti-dilution provisions. The full principal amount of the promissory notes and the related accrued interest are due on September 15, 2006. The notes may be prepaid, and the warrants may be redeemed for $.01 per share of common stock underlying the warrants, on 30 days prior written notice to the holder thereof if the closing sales price (or closing bid price) of the Company's common stock on its principal trading market is at least twice the then current conversion or exercise price, as applicable, for a period of ten consecutive trading days ending within 20 days prior to the date of the notice of prepayment or redemption, as applicable.

DWANGO NORTH AMERICA CORP. AND SUBSIDIARY
(a development stage company)

Note F - Subsequent Events

      In October, November, and December 2003, to fund operations, two individuals (the Chairman, President and Chief Executive Officer of the Company and an outside Director of the Company) advanced the Company $392,000 and $50,000, respectively. It is expected that these advances will be converted into 326,927 and 41,667 shares of common stock, respectively, and an equal quantity of warrants exercisable at $1.20 per share until January 2007.

      In December 2003, we concluded a private placement pursuant to which we issued to one accredited investor 250,000 shares of common stock for a purchase price of $300,000. In connection with the offering, we also issued (i) warrants to purchase 250,000 shares of common stock at an exercise price of $1.20 per share to such accredited investor, and (ii) warrants to purchase 50,000 shares of common stock at an exercise price of $1.20 per share to the placement agents for such offering.

      In January 2004, we concluded a private placement pursuant to which we issued to one accredited investor a $1,700,000 principal amount 9% senior convertible note due 2007 convertible into 1,416,667 shares of common stock and warrants to purchase 708,333 shares of common stock at an exercise price of $1.20 per share. In connection with such offering, we issued to the placement agents five-year warrants to purchase 212,500 shares of common stock at an exercise price of $1.20 per share.

DWANGO NORTH AMERICA, INC.
(formerly known as Dwango U.S.A., Inc.)
(a development stage company)

Contents

                                                                                                  Page
                                                                                                  ----
Financial Statements

   Independent auditors' report                                                                   F-11

   Balance sheet as of December 31, 2002                                                          F-12

   Statements of operations for the years ended December 31, 2002 and 2001 and for the
      period from November 20, 2000 (inception) to December 31, 2002                              F-13

   Statements of stockholders' equity (capital deficit) for the period from November 20, 2000
      (inception) to December 31, 2000, and for the years ended December 31, 2002 and 2001        F-14

   Statements of cash flows for the years ended December 31, 2002 and 2001, and
      for the period from November 20, 2000 (inception) to December 31, 2002                      F-15

   Notes to financial statements                                                                  F-16

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Dwango North America, Inc.

We have audited the accompanying balance sheet of Dwango North America, Inc. (a subsidiary of Dwango North America Corp.) (the "Company"), a development stage company, as of December 31, 2002, and the related statements of operations, stockholders' equity (capital deficit) and cash flows for the years ended December 31, 2002 and 2001 and for the period from November 20, 2000 (inception) to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Dwango North America, Inc. as of December 31, 2002, and the results of its operations and its cash flows for the years ended December 31, 2002 and 2001 and for the period from November 20, 2000 (inception) to December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has not generated any revenues, has incurred losses since inception and has been dependent upon funds generated from the sale of common stock and loans. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters also are described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Eisner LLP
-----------------------------------
Eisner LLP

New York, New York
June 30, 2003,
  with respect to Notes C and I, August 29, 2003, and with respect to Note A [2], September 29, 2003

DWANGO NORTH AMERICA, INC.
(formerly known as Dwango U.S.A., Inc.)
(a development stage company)

Balance Sheet as of December 31, 2002

ASSETS
Current assets:
   Cash                                                             $   293,000
   Prepaid expenses                                                      31,000
   Other current assets                                                   8,000
                                                                    -----------
        Total current assets                                            332,000

Fixed assets, net                                                        80,000
                                                                    -----------
                                                                    $   412,000
                                                                    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued expenses                            $   211,000
   Notes payable - Dwango Japan                                         100,000
                                                                    -----------
        Total current liabilities                                       311,000
                                                                    -----------
        Total liabilities                                               311,000
                                                                    -----------

Stockholders' equity:
   Preferred stock, $.001 par value; 2,000,000 shares authorized;
      no shares issued and outstanding
   Common stock, $.001 par value; 10,000,000 shares authorized;
      4,841,000 shares issued and outstanding                             5,000
   Additional paid-in capital                                         1,573,000
   Deficit accumulated during development stage                      (1,477,000)
                                                                    -----------
        Total stockholders' equity                                      101,000
                                                                    -----------
                                                                    $   412,000
                                                                    ===========

See notes to financial statements

DWANGO NORTH AMERICA, INC.
(formerly known as Dwango U.S.A., Inc.)
(a development stage company)

Statements of Operations

                                                                                  Period
                                                                                   From
                                                                                November 20,
                                                                                   2000
                                                         Year Ended             (Inception)
                                                         December 31,               to
                                                  --------------------------    December 31,
                                                      2002           2001           2002
                                                  -----------    -----------    -----------
Revenue

Expenses:
   General and administrative                     $ 1,213,000    $   196,000    $ 1,410,000
                                                  -----------    -----------    -----------

Operating loss                                     (1,213,000)      (196,000)    (1,410,000)
Interest expense                                       57,000         10,000         67,000
                                                  -----------    -----------    -----------
Net loss                                          $(1,270,000)   $  (206,000)   $(1,477,000)
                                                  ===========    ===========    ===========

Common share data:
   Basic and diluted loss per share               $     (0.33)   $     (0.06)
                                                  ===========    ===========

   Weighted average number of basic and diluted
      common shares outstanding                     3,861,754      3,409,377
                                                  ===========    ===========

See notes to financial statements

DWANGO NORTH AMERICA, INC.
(formerly known as Dwango U.S.A., Inc.)
(a development stage company)

Statements of Stockholders' Equity (Capital Deficit)

                                                         Common Stock                          Deficit
                                                       $.001 Par Value                       Accumulated
                                                    ----------------------     Additional    During The
                                                    Number of                   Paid-in      Development
                                                     Shares       Amount        Capital          Stage            Total
                                                    ---------    ---------    -----------    -------------     -----------
Shares issued in connection with the
    formation of the Company, November 20,
    2000, adjusted to reflect the
    recapitalization                                3,408,000    $   4,000                                     $     4,000
Net loss for the year ended December 31, 2000                                                $      (1,000)         (1,000)
                                                    ---------    ---------                   -------------     -----------
Balance at December 31, 2000                        3,408,000        4,000                          (1,000)          3,000
Capital contribution by majority
    stockholder in 2001                                                       $    61,000                           61,000
Sale of stock, December 27, 2001                      125,000                     100,000                          100,000
Net loss for the year ended December 31, 2001                                                     (206,000)       (206,000)
                                                    ---------    ---------    -----------    -------------     -----------
Balance at December 31, 2001                        3,533,000        4,000        161,000         (207,000)        (42,000)
Common stock issued in payment for
    rent, June 1, 2002                                 45,000                      54,000                           54,000
Conversion of note payable, August 14, 2002            85,000                     103,000                          103,000
Warrant issued in connection with note payable                                     46,000                           46,000
Sale of stock, August 14, 2002                        335,000                     370,000                          370,000
Capital contribution by majority
    stockholder, August 14, 2002                                                   57,000                           57,000
Exercise of stock options, September 20, 2002           8,000                       6,000                            6,000
Common stock issued in October 2002,
    in connection with private financing, net         835,000        1,000        776,000                          777,000
Net loss for the year ended December 31, 2002                                                   (1,270,000)     (1,270,000)
                                                    ---------    ---------    -----------    -------------     -----------
Balance at December 31, 2002                        4,841,000    $   5,000    $ 1,573,000    $  (1,477,000)    $   101,000
                                                    =========    =========    ===========    =============     ===========

See notes to financial statements

DWANGO NORTH AMERICA, INC.
(formerly known as Dwango U.S.A., Inc.)
(a development stage company)

Statements of Cash Flows

                                                                            Period
                                                                             From
                                                                          November 20,
                                                                             2000
                                                   Year Ended             (Inception)
                                                  December 31,                to
                                           ---------------------------    December 31,
                                               2002           2001           2002
                                           -----------     -----------    -----------
Cash flows from operating activities:
   Net loss                                $(1,270,000)    $  (206,000)   $(1,477,000)
   Adjustments to reconcile net loss to
      net cash used in operating
      activities:
        Depreciation expense                    36,000                         36,000
        Common stock issued for rent            37,000                         37,000
        Amortization of debt discount           46,000                         46,000
        Changes in:
           Prepaid expenses                    (14,000)                       (14,000)
           Other assets                         (8,000)                        (8,000)
           Accounts payable and
              accrued expenses                 164,000          58,000        221,000
                                           -----------     -----------    -----------
                Net cash used in
                  operating activities      (1,009,000)       (148,000)    (1,159,000)
                                           -----------     -----------    -----------
Cash flows from investing activities:
   Purchase of fixed assets                   (116,000)                      (116,000)
                                           -----------     -----------    -----------
Cash flows from financing activities:
   Proceeds from line of credit                 45,000          55,000        100,000
   Repayment of line of credit                 (88,000)        (12,000)      (100,000)
   Proceeds from loan                           54,000                         54,000
   Warrant issued in connection with
      note payable                              46,000                         46,000
   Proceeds from related party loan            150,000          50,000        200,000
   Repayment of related party loan             (50,000)                       (50,000)
   Proceeds from issuance of
      common stock, net of expenses          1,155,000         161,000      1,318,000
                                           -----------     -----------    -----------
                Net cash provided
                  by financing
                  activities                 1,312,000         254,000      1,568,000
                                           -----------     -----------    -----------
Net increase (decrease) in cash                187,000         106,000        293,000
Cash at beginning of period                    106,000
                                           -----------     -----------    -----------
Cash at end of period                      $   293,000     $   106,000    $   293,000
                                           ===========     ===========    ===========

Supplementary disclosure of cash
   flow information:
      Interest paid                        $     3,000                    $     3,000
Noncash transactions:
   Conversion of debt to common stock      $   103,000                    $   103,000
   Notes and accrued interest
      contributed  as capital              $    57,000                    $    57,000

See notes to financial statements

DWANGO NORTH AMERICA CORP. AND SUBSIDIARY
(a development stage company)

Notes to Financial Statements
December 31, 2002 and 2001

Notes to the Consolidated Financial Statements
NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1]   Description of business:

      Dwango North America, Inc. ("DNA, Inc." or the "Company"), formerly known as Dwango U.S.A., Inc., is a development stage company, which was founded in November 2000 for the purpose of providing wireless content and application publishing channels through North American wireless carriers, developing and publishing content and applications for wireless devices, and developing and providing wireless network technology for both content and applications developed internally and for partner content developers. The Company has an eight-year exclusive North America license for all Dwango Company, Ltd. ("Dwango Japan") current and future wireless intellectural property, which at the current time principally consists of games, a library of ringtones and other wireless devices applications.

[2]   Recapitalization:

      On September 29, 2003, Woodland Hatchery, Inc. ("Woodland") acquired a majority of the outstanding common stock of DNA, Inc., pursuant to an exchange offer. The stockholders of DNA, Inc. that elected to participate in the exchange received stock based on an exchange ratio of 1.3934814 shares of common stock for each share of common stock of DNA, Inc. surrendered for exchange. Shares of common stock underlying DNA, Inc.'s outstanding stock options, warrants and convertible notes are similarly effected and will be exercisable into the number of shares based on the exchange ratio. Following the recapitalization, Woodland changed its name to Dwango North America Corp. ("Corp."). Pursuant to the recapitalization, DNA, Inc. became a majority-owned subsidiary of Corp. The stockholders of DNA, Inc. acquired a majority of the voting stock of Corp. pursuant to the exchange, and DNA, Inc. was deemed to be the accounting acquiror. Such exchange is treated for accounting purposes as a capital transaction with an inactive shell company. Accordingly, purchase accounting treatment was not applicable and no goodwill resulted from this transaction. Therefore, all historical financial information and financial statements for the periods presented are those of DNA, Inc. and give retroactive effect as if the recapitalization occurred at the beginning of the periods presented.

      Prior to the exchange, in connection with the recapitalization, Woodland effected a one-for-4.5 reverse stock split of its common stock. In addition, in exchange for the surrender and cancellation of 1,888,889 shares of common stock of Corp. (on a post-reverse stock split basis) owned by Cody T. Winterton, the former President and principal stockholder of Corp., and the assumption by Mr. Winterton of all of the pre-closing liabilities of Corp., all of the pre-closing assets of Corp. were transferred to Mr. Winterton and he was paid $50,000. Accordingly, Mr. Winterton assumed all assets and liabilities of existing immediately prior to the closing. Immediately after closing, on a consolidated basis, the only assets and liabilities of Corp. were those of DNA, Inc.

[3]   Basis of presentation:

      At December 31, 2002, the Company has not generated any revenues, has incurred losses since inception and has been dependent upon funds generated from the sale of common stock and loans. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      Management intends to seek additional funding through equity and debt financing. There can be no assurance that additional funds will be available to the Company, or available on terms acceptable to the Company.

See notes to financial statements

DWANGO NORTH AMERICA CORP. AND SUBSIDIARY
(a development stage company)

[4]   Use of estimates:

      The accounting and financial reporting policies of the Company conform to accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with such accounting principles requires management to make assumptions and estimates that impact the amounts reported in those statements. Such assumptions and estimates are subject to change in the future as additional information becomes available or as circumstances are modified. Actual results could differ from these estimates.

[5]   Fixed assets:

      Property and equipment are recorded at cost. Depreciation of furniture and office equipment is computed using the straight-line method over the estimated useful lives of the assets (three to seven years). Leasehold improvements are amortized over the shorter of the term of the lease or useful life of the improvements.

[6]   Income taxes:

      The Company accounts for income taxes following the asset and liability method in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under such method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years that the asset is expected to be recovered or the liability settled. The effect on deferred tax assets and liabilities of a change in tax law or rates is recognized in income in the period that includes the enactment date of change. A valuation allowance is recorded if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

DWANGO NORTH AMERICA CORP. AND SUBSIDIARY
(a development stage company)

[7]   Stock option plan:

      The Company accounts for stock-based employee and directors compensation under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," and SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," which was released in December 2002 as an amendment of SFAS No. 123. The following table illustrates the effect on net loss and net loss per share if the fair value based method had been applied to all awards.

      Had compensation cost for the Company's stock option grants been determined based on the fair value at the grant dates consistent with the methodology of SFAS No. 123, the Company's net loss and net loss per share for the periods indicated would have been increased to the pro forma amounts indicated as follows (there were no options issued in 2001):

                                                                     Year Ended
                                                                    December 31,
                                                                       2002
                                                                    ------------
Net loss                                                            $(1,270,000)
Stock-based employee compensation determined
   under the fair value based method, net of related
   tax effect                                                          (160,000)
                                                                    -----------
Pro forma net loss                                                  $(1,430,000)
                                                                    ===========

Net loss per share (basic and diluted):

   As reported                                                      $     (0.33)
                                                                    ===========

   Pro forma                                                        $     (0.37)
                                                                    ===========

      The per share weighted average fair value of stock options granted during 2002 was $0.96, estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: risk-free interest rates of 3.4% - 4.9%, volatility of 90%, dividend yield of 0% and expected lives of three to six years.

[8]   Loss per share:

      The Company's basic and diluted net loss per share is computed by dividing the net loss by the weighted average number of outstanding common shares. Potentially dilutive securities, which were excluded from the computation of diluted loss per share because their inclusion would have been anti-dilutive, are as follows:

                                                                   Year Ended
                                                                   December 31,
                                                                       2002
                                                                   ------------

Options                                                              730,000
Warrants                                                             124,000
Convertible notes                                                     84,000
                                                                     -------
Total dilutive shares                                                938,000
                                                                     =======

DWANGO NORTH AMERICA CORP. AND SUBSIDIARY
(a development stage company)

[9]   Concentration of credit risk:

      The Company maintains a portion of its cash balances in accounts which at times exceed the federally insured limits.

[10]  Valuation of long-lived assets:

      Long-lived assets such as property and equipment are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss is recognized when estimated future undiscounted cash flows expected to result from the use of the assets and their eventual disposition are less than their carrying amount.

[11]  Fair value of financial instruments:

      The fair values of the Company's financial instruments, including short-term debt, approximate their carrying values because their interest rates approximate rates of interest which correspond to instruments with similar maturities.

[12]  Advertising costs:

      Advertising costs, which are expensed as incurred, are not significant for 2002 and 2001.

[13]  Stock splits:

      All share and per share amounts give retroactive effect to a 3:1 stock split on April 1, 2002.

[14]  Royalties:

      On August 14, 2002, the Company entered into two licensing agreements with Dwango Japan, a stockholder of the Company, to use its trademark (25-year term) and intellectual property (eight-year term) in North America. The agreements provide for royalties of 2% (intellectual property) and 0.5% (trademark) of the total gross revenue, subject to an annual minimum royalty (commencing October 1, 2002) of $50,000 per each agreement. These two agreements replaced a license agreement entered into by these parties on January 31, 2002. For the year ended December 31, 2002 royalty expense was $25,000, based upon the minimum.

NOTE B - FIXED ASSETS

      Fixed assets consist of the following:

                                                                     Year Ended
                                                     Estimated      December 31,
                                                   Useful Lives         2002
                                                   ------------     ------------
Furniture and fixtures                                 7 years        $  9,000
Computer and office equipment                          3 years         103,000
Leasehold improvements                               2-3 years           4,000
                                                                      --------
                                                                       116,000
Less accumulated depreciation and
   amortization                                                         36,000
                                                                      --------
                                                                      $ 80,000
                                                                      ========

DWANGO NORTH AMERICA CORP. AND SUBSIDIARY
(a development stage company)

NOTE C - DEBT

[1]   Line of credit:

      During March 2002, the Company entered into a credit facility with a financial institution that permits borrowing of up to $50,000, which expires on April 11, 2004. Borrowings under the facility bear interest at the prime rate plus one percent. As of December 31, 2002, no balance was outstanding. This credit facility is guaranteed by the president of the Company.

[2]   Loans and notes payable:

      On July 10, 2002, the Company issued a convertible promissory note to Dwango Japan for $100,000, with interest at 4% per year, which is due on July 31, 2003. The note can be converted, at the option of the holder, into 83,444 shares of common stock (see Note I). For the year ended December 31, 2002 the interest expense on the note was $2,000.

      Subsequent to December 31, 2002, the Company received $400,000 in proceeds from the issuance of eight units, each unit consisting of a senior subordinated note in the amount of $50,000 with interest at 11% per year and warrants to purchase 17,418 shares of common stock at $1.20 per share, which expire five years from the date of issuance. The promissory notes and the related accrued interest are due upon consummation of certain additional financing, as defined. The fair market value of the warrants was $80,000 utilizing the Black Scholes option-pricing model with the following assumptions: 90% volatility, three-year expected life, risk-free interest rate of 4% and a dividend yield of 0%, and will be amortized over 13 months as additional interest expense. The financing costs will be allocated as deferred financing costs, to be amortized over 13 months, or earlier if retired before maturity.

      The Company received $1,670,000 from May 1, 2003 through August 29, 2003 in proceeds from the issuance of units, each unit consisting of a senior subordinated convertible note in the amount of $50,000 with interest at 8% per year and warrants to purchase 41,721 shares of common stock at $1.20 per share until September 15, 2006. The Company allocated the proceeds between the convertible notes and the warrants based on their relative fair values. The proceeds allocated to the warrants will be recorded as debt discount. Additionally, the difference between the proceeds allocated to, and relative fair value of the convertible notes, will be recorded as additional debt discount. The debt discount will be amortized over the life of the convertible notes. The notes and any accrued interest can be converted, at the option of the holder at any time, into shares of common stock, subject to certain anti-dilution provisions. The full principal amount of the promissory notes and the related accrued interest are due on September 15, 2006.

NOTE D - OTHER RELATED PARTY TRANSACTIONS

      On April 27, 2001, the Company borrowed, in the form of a note, from the wife of the Company's president, $50,000 with interest at 10% per year which was due on September 27, 2001 and was extended to April 26, 2003. On August 20, 2002, this note and the interest due totaling $57,000 was contributed to the capital of the Company and, accordingly, recorded as an additional capital contribution as shown in the statements of stockholders' equity (deficit). Interest expense on this note for the years ended December 31, 2002 and 2001 was $3,000 and $4,000, respectively.

      On April 23, 2002, in consideration of an additional $50,000 loan, the Company issued an additional note to the wife of the Company's president for $50,000 with interest at 10% per year which was due on October 20, 2002. Principal and interest were repaid on August 20, 2002. Interest expense on this note for the year ended December 31, 2002 was $2,000.

DWANGO NORTH AMERICA CORP. AND SUBSIDIARY
(a development stage company)

NOTE E - COMMITMENTS AND CONTINGENCIES

[1]   Operating lease:

      The Company leases office space in Seattle, Washington, through May 31, 2005. In December 2002, the Company entered into a lease for office space in Houston, Texas, which expires on January 31, 2006. These leases are not subject to any escalation provisions.

      Total future minimum lease payments under the lease agreements are as follows:

             Year Ending
             December 31,                                  Amount
             ------------                                  ------
                2003                                      $ 86,000
                2004                                        86,000
                2005                                        55,000
                2006                                         3,000
                                                          --------
                                                          $230,000
                                                          ========

NOTE F - STOCKHOLDERS' EQUITY (DEFICIT)

[1]   Stock issuances:

      On December 27, 2001, the Company sold 125,413 shares of common stock to Dwango Japan for $100,000.

      On April 25, 2002, the Company issued a convertible note to a stockholder for $100,000, due on April 25, 2004, with a warrant to purchase 41,722 shares of common stock at $1.20 per share that expires on April 26, 2007. The value ascribed to the warrant was $46,000 utilizing the Black Scholes option-pricing model with the following assumptions: 90% volatility, three-year expected life, risk-free interest rate of 4.0% and a dividend yield of 0%, and was to be amortized over two years as additional interest expense. These warrants remain outstanding at December 31, 2002. On August 14, 2002, the principal and interest totaling $103,000 were converted into 85,727 shares of common stock as provided in the convertible note agreement. Upon the conversion of the note into common stock, the unamortized balance of the warrant value was recognized as additional interest expense.

      On May 31, 2002, the Company issued 44,819 shares of its common stock, valued at $1.20 per share, for the first year's rent of $54,000 of its Seattle office.

      On August 14, 2002, the Company sold 333,768 shares of common stock at $1.20 per share to Dwango Japan for proceeds of $400,000. In connection with this offering, the private placement agents received aggregate fees of approximately $30,000.

      On September 16, 2002, stock options were exercised to purchase 8,000 common shares at $0.80 each for proceeds of $6,000.

[2]   Private placement:

      In October 2002, the Company received net proceeds of $779,000 from the sale of 834,465 shares of common stock. In connection with this private placement, the placement agents received aggregate fees of approximately $126,000 and warrants to purchase an aggregate of 83,444 shares of common stock at $1.20 per share that expire in October 2007. These warrants remain unexercised as of December 31, 2002. Other costs of the private placement approximated $95,000.

DWANGO NORTH AMERICA CORP. AND SUBSIDIARY
(a development stage company)

[3]   Stock option plan:

      On April 1, 2002, the Company established an Equity Incentive Plan (the "Plan") under which stock options may be granted. A stock option grant allows the holder of the option to purchase a share of the Company's common stock in the future at a stated price. The Plan is administered by the Board of Directors, which determines the individuals to whom the options shall be granted, as well as the terms and conditions of each option grant, the option price and the duration of each option.

      The Plan was approved and became effective on April 1, 2002. Vesting of options granted under the Plan is determined by the Company, and the options expire over varying terms, but not later than ten years from the date of grant. Stock option activity for the period April 1, 2002 (inception of Plan) to December 31, 2002 is as follows:

                                                               Period Ended
                                                               December 31,
                                                                   2002
                                                           --------------------
                                                                       Weighted
                                                                        Average
                                                                       Exercise
                                                           Shares         Price
                                                           -------     --------
Options outstanding at beginning of period                       0
Granted                                                    738,000       $0.92
Exercised                                                    8,000       $0.80
                                                           -------
Outstanding at end of period                               730,000       $0.91
                                                           =======

      The following summarizes information about stock options at December 31, 2002:

                   Options Outstanding                Options Exercisable
             ---------------------------------    --------------------------
                                     Weighted
                         Weighted     Average                       Weighted
             Range of     Average    Remaining                      Average
   Number    Exercise    Exercise     Life in       Number          Exercise
Outstanding   Prices       Price       Years      Exercisable        Price
-----------  --------    --------    ---------    -----------       --------
   514,000    $ 0.80      $ 0.80       9.26         177,000          $0.80
   216,000    $ 1.20      $ 1.20       9.84          56,000          $1.20
   -------                                          -------
   730,000                                          233,000          $0.90
   =======                                          =======

DWANGO NORTH AMERICA CORP. AND SUBSIDIARY
(a development stage company)

NOTE G - INCOME TAXES

As of December 31, 2002, the Company had net operating loss carryforwards for federal income tax purposes of approximately $1,400,000, which may be available to offset future federal taxable income, if any, through 2022. Management does not expect the Company to be taxable in the near future and established a 100% valuation allowance against the deferred tax asset created by the net operating loss carryforwards at December 31, 2002 and 2001. The valuation allowance increased $407,000 for the year ended December 31, 2002, and $63,000 for the year ended December 31, 2001.

NOTE H - OTHER

On April 23, 2003 the Company entered into a letter of intent to acquire Over-the-Air Wireless, Inc. to add premium ringtone and media content to its product portfolio of mobile entertainment services. The transaction has not been consummated as of June 30, 2003 and the purchase price has not yet been determined.

NOTE I - SUBSEQUENT EVENTS

On July 15, 2003, the Company entered into employment agreements with four individuals at an aggregate monthly salary of approximately $24,000. Within 30 days, an aggregate of 41,804 shares of the Company's common stock is required to be issued to these individuals. Should any of the individuals leave the Company or be terminated prior to January 15, 2004, their shares are required to be returned to the Company. In addition, an aggregate of 215,300 stock options will be issued, of which one-eleventh vested on July 15, 2003, and the balance will vest one-eleventh on each subsequent six-month anniversary, as long as an employee remains with the Company. The exercise price of the option is the lesser of $5.00 per share or the fair market value at the exercise date, as defined, but not less than $1.20 per share. These employee agreements and related provisions can be cancelled with or without cause by either party within 30 days' written notice.

In connection with the above agreements, the Company purchased, for an aggregate of $40,000, certain assets from these individuals. Should any of these individuals leave the Company prior to January 15, 2004, any amount paid to them shall be refunded to the Company.

On July 7, 2003, Dwango Japan converted its $100,000 convertible promissory note into 83,444 shares of common stock.

================================================================================

Prospective investors may rely only on the information contained in this prospectus. We have not authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy in any jurisdiction where such offer, or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these shares.

                                 ---------------

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Prospectus Summary ...................................................        2
Summary Financial Information ........................................        3
Risk Factors .........................................................        4
Forward-Looking Statements ...........................................       10
Use of Proceeds ......................................................       10
Price Range of Common Stock ..........................................       10
Dividend Policy ......................................................       11
Selected Financial Data ..............................................       11
Management's Discussion and Analysis
    of Financial Condition and Results
    of Operations ....................................................       12
Business .............................................................       15
Management ...........................................................       21
Beneficial Ownership of Securities ...................................       25
Certain Transactions .................................................       26
Selling Securityholders ..............................................       27
Description of Securities ............................................       31
Plan of Distribution .................................................       32
Legal Matters ........................................................       33
Experts ..............................................................       33
Where you can Find Additional
    Information ......................................................       34
Index to Consolidated Financial Statements ...........................      F-1

================================================================================


================================================================================


                               13,695,247 shares

                           DWANGO NORTH AMERICA CORP.


                                   ----------
                                   PROSPECTUS
                                   ----------



                                     , 2004


================================================================================

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of directors and officers.

      The Company's articles of incorporation provide that the Company will indemnify any person who is or was a director, officer, employee, agent or fiduciary of the Company to the fullest extent permitted by applicable law. Nevada law permits a Nevada corporation to indemnify its directors, officers, employees and agents against liabilities and expenses they may incur in such capacities in connection with any proceeding in which they may be involved, if
(i) such director of officer is not liable to the corporation or its stockholders due to the fact that his or her acts or omissions constituted a breach of his or her fiduciary duties as a director or officer and the breach of those duties involved intentional misconduct, fraud or a knowing violation of law, or (ii) he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, or that with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

      In addition, the Company's bylaws include provisions to indemnify its officers and directors and other persons against expenses, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, except in any action, suit or proceeding in which it is adjudged that such person was liable for negligence or misconduct in the performance of his duty. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent will not, of itself, create a presumption that the person is liable for negligence or misconduct on the performance of his or her duties.

Item 25. Other expenses of issuance and distribution

      The estimated expenses of the distribution, all of which are to be borne by the Registrant, are as follows:

SEC Registration Fee ..........................................   $       2,261
Blue Sky Fees and Expenses ....................................               *
Accounting Fees and Expenses ..................................               *
Legal Fees and Expenses .......................................               *
Miscellaneous .................................................               *
                                                                  -------------
       Total ..................................................   $           *
                                                                  =============

----------
*     To be provided by amendment.

Item 26. Recent sales of unregistered securities

      All of the share calculations set forth below have been adjusted for the one-for-4.5 reverse stock split effected and the exchange offer consummated in September 2003.

      In February 2001, Woodland Hatchery, Inc. issued 2,222,222 shares of common stock to Cody T. Winterton, the then President and Director of Woodland for $10,000. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act. In connection with the consummation of the exchange offer with Dwango North America, Inc., Mr. Winterton surrendered for cancellation 1,888,889 of such shares.

      In April 2002, Dwango North America, Inc. issued to one accredited investor a Convertible Promissory Note in the principal amount of $100,000 and warrants to purchase preferred stock. In August 2002, such note (and accrued interest) and warrants converted into 85,727 shares of common stock and warrants to purchase 41,722 shares of common stock. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.

      In July 2002, Dwango North America, Inc. issued to Sabey Corporation 44,819 shares of common stock in payment of certain rental payments owing for space leased by Dwango North America, Inc. in Seattle, Washington. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.

      In July 2002, Dwango Co., Ltd. invested $100,000 in Dwango North America, Inc. in consideration for a one-year convertible note, bearing interest at 4% per annum. Such note was converted into 83,443 shares of common stock of Dwango North America, Inc. on July 7, 2003. The issuance of these securities was exempt from registration pursuant to Section 4(2) of the Securities Act.

      In August 2002, Dwango North America, Inc. issued to Dwango Co., Ltd. 333,768 shares of common stock for $400,000. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.

      In October 2002, Dwango North America, Inc. sold 834,465 shares of common stock pursuant to a private placement offering to 24 accredited investors for an aggregate of approximately $1,000,000. In connection with the offering, Dwango North America, Inc. issued to the placement agents and their designees warrants to purchase an aggregate of 83,444 shares of common stock. The issuance of these securities was exempt from registration pursuant to Rule 506 promulgated under
Section 4(2) of the Securities Act.

      In July 2003, Dwango North America, Inc. issued an aggregate of 39,714 shares of common stock to three individuals pursuant to employment agreements between Dwango North America, Inc. and such individuals. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.

      In September 2003, Dwango North America, Inc. concluded a private placement pursuant to which it issued to 42 accredited investors $2,500,000 in principal amount of senior convertible promissory notes convertible into 2,083,333 shares of common stock and warrants to purchase 2,086,037 shares of common stock. In connection with such offering, Dwango North America, Inc. issued to the placement agents warrants to purchase 417,208 shares of common stock. The issuance of these securities was exempt from registration pursuant to Rule 506 promulgated under Section 4(2) of the Securities Act.

      In December 2003, we concluded a private placement pursuant to which we issued to one accredited investor 250,000 shares of common stock for purchase price of $300,000. In connection with the offering, we also issued (i) warrants to purchase 250,000 shares of common stock at an exercise price of $1.20 per share to such accredited investor, and (ii) warrants to purchase 25,000 shares of common stock at an exercise price of $1.20 per share to the placement agents for such offering. The issuance of these securities was exempt from registration pursuant to Rule 506 promulgated under Section 4(2) of the Securities Act.

      In January 2004, we concluded a private placement pursuant to which we issued, in consideration of $1,700,000, to one accredited investor a $1,700,000 principal amount 9% senior convertible note due 2007, convertible into 1,416,667 shares of common stock, and warrants to purchase 708,333 shares of common stock. In connection with such offering, we issued to the placement agents warrants to purchase 212,500 shares of common stock. The issuance of these securities was exempt from registration pursuant to Rule 506 promulgated under Section 4(2) of the Securities Act.

Item 27. Exhibits

Number   Description
------   -----------

2 Agreement and Plan of Reorganization, dated September 19, 2003, among Woodland Hatchery, Inc., Dwango North America, Inc. and the securityholders of Dwango listed therein (incorporated by reference to
         Exhibit  2.1 to the  Registrant's  Current  Report on Form 8-K (Date of
         Report: September 29, 2003) filed with the Securities and Exchange Commission on October 7, 2003)
3.1 Articles of Incorporation, as amended to date (incorporated by reference to Exhibits 3.1 to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on September 6, 2001 and Exhibit 3.1 to the Registrant's Current Report on Form 8-K (Date of
         Report: September 29, 2003) filed with the Securities and Exchange Commission on October 7, 2003)
3.2 Bylaws of the Registrant (as amended through December 30, 2003) (incorporated by reference to Exhibit 2 the Form 8-A filed with the Securities and Exchange Commission on December 30, 2003)

4.1 Specimen Common Stock Certificate (incorporated by reference to Exhibit 3 the Form 8-A filed with the Securities and Exchange Commission on December 30, 2003)
4.2 Form of 8% Senior Convertible Promissory Note due 2006 (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K (Date of Report: September 29, 2003) filed with the Securities and Exchange Commission on October 7, 2003)
4.3      9% Senior  Convertible  Note due 2007  (incorporated  by  reference  to
         Exhibit  4.4 to the  Registrant's  Current  Report on Form 8-K (Date of
         Report: December 12, 2003) filed with the Securities and Exchange Commission on January 16, 2004)
4.4 Form of Warrants to purchase 41,722 shares of common stock issued in August 2002 (incorporated by reference to Exhibit 4.2 to the Registrant's Current Report on Form 8-K (Date of Report: September 29,
         2003) filed with the Securities  and Exchange  Commission on October 7,
         2003)
4.5 Form of Warrants to purchase an aggregate of 83,444 shares of common stock (incorporated by reference to Exhibit 4.3 to the Registrant's Current Report on Form 8-K (Date of Report: September 29, 2003) filed with the Securities and Exchange Commission on October 7, 2003)
4.6 Form of Warrants to purchase an aggregate of 2,083,333 shares of common stock (incorporated by reference to Exhibit 4.4 to the Registrant's Current Report on Form 8-K (Date of Report September 29, 2003) filed with the Securities and Exchange Commission on October 7, 2003)
4.7 Form of Warrants to purchase an aggregate of 417,208 shares of common stock (incorporated by reference to Exhibit 4.4 to the Registrant's Current Report on Form 8-K (Date of Report: September 29, 2003) filed with the Securities and Exchange Commission on October 7, 2003)
4.8 Form of Warrants to purchase an aggregate of 250,000 shares of common stock (incorporated by reference to Exhibit 4.2 to the Registrant's Current Report on Form 8-K (Date of Report: December 12, 2003) filed with the Securities and Exchange Commission January 16, 2004)
4.9      Form of Warrants to purchase an aggregate  of 272,784  shares of common stock
4.10 Warrant to purchase 708,333 shares of common stock (incorporated by reference to Exhibit 4.5 to the Registrant's Current Report on Form 8-K (Date of Report: December 12, 2003) filed with the Securities and Exchange Commission January 16, 2004)
5        Opinion of Moomjian & Waite, LLP
10.1     2003 Equity Incentive Plan
10.2 Bridge Agreement, dated December 12, 2003, between Dwango North America Corp. and Alexandra Global Master Fund Ltd. (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K (Date of
         Report: December 12, 2003) filed with the Securities and Exchange Commission January 16, 2004)
10.3 Note Purchase Agreement, dated January 8, 2004, between Dwango North America Corp. and Alexandra Global Master Fund Ltd. (incorporated by reference to Exhibit 4.3 to the Registrant's Current Report on Form 8-K (Date of Report: December 12, 2003) filed with the Securities and Exchange Commission January 16, 2004)
23.1     Consent of Moomjian & Waite,  LLP  (included in legal  opinion filed as
         Exhibit 5)
23.2     Consent of Eisner, LLP
24 Power of Attorney (set forth on the signature page of this Registration Statement on Form SB-2)

Item 28. Undertakings.

The Registrant hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (i)   Include  any  prospectus   required  by  Section   10(a)(3)  of  the
            Securities Act;

      (ii) Reflect in the prospectus any facts of events which, individually or together, represent a fundamental change in the information in the registration statement; and

      (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of New York, State of New York on the 30th day of January, 2004.

                                        Dwango North America Corp.


                                        By: /s/   Robert E. Huntley
                                           -------------------------------------
                                           Robert E. Huntley
                                           Chairman, President, and CEO

      Each person whose signature  appears below constitutes and appoints Robert
E. Huntley, with full power of substitution, his/her true and lawful attorney-in-fact and agent to do any and all acts and things in his/her name and on his/her behalf in his/her capacities indicated below which he may deem necessary or advisable to enable Dwango North America Corp. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for him/her in his/her name in the capacities stated below, any and all amendments (including post-effective amendments) thereto, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in such connection, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities indicated on January 30, 2004.

         Signatures                                    Title

 /s/ Robert E. Huntley                  Chairman of the Board, Chief Executive
-----------------------------------     Officer and President
     Robert E. Huntley                  (Principal Executive Officer)


 /s/ Jacques Faust                      Chief Financial Officer
-----------------------------------     (Principal Financial and Accounting
     Jacques Faust                       Officer)


 /s/ Joseph Allen                       Director
-----------------------------------
     Joseph Allen


 /s/ L. Derrick Ashcroft                Director
-----------------------------------
     L. Derrick Ashcroft


 /s/ Paul Eibeler                       Director
-----------------------------------
     Paul Eibeler


 /s/ Jay F. Higgins                     Director
-----------------------------------
     Jay F. Higgins


 /s/ Vishal Bhutani                     Director
-----------------------------------
     Vishal Bhutani


 /s/ Rick Hennessey                     Director
-----------------------------------
     Rick Hennessey